     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 27, 2000



                                                      REGISTRATION NO. 333-30896

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                VIROLOGIC, INC.
                        (NAME OF ISSUER IN ITS CHARTER)

           DELAWARE                           8734                          94-3234479
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL             (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                             270 EAST GRAND AVENUE
                         SOUTH SAN FRANCISCO, CA 94080
                                 (650) 635-1100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                WILLIAM D. YOUNG
                            CHIEF EXECUTIVE OFFICER
                                VIROLOGIC, INC.
                             270 EAST GRAND AVENUE
                         SOUTH SAN FRANCISCO, CA 94080
                                 (650) 635-1100
             (NAME, ADDRESS, TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

            FREDERICK T. MUTO, ESQ.                          MARK J. MIHANOVIC, ESQ.
          CHRISTOPHER J. KEARNS, ESQ.                          MARC A. JONES, ESQ.
            DANIEL P. DILLON, ESQ.                           MCDERMOTT, WILL & EMERY
              COOLEY GODWARD LLP                             2049 CENTURY PARK EAST
       4365 EXECUTIVE DRIVE, SUITE 1100                            SUITE 3400
          SAN DIEGO, CALIFORNIA 92121                         LOS ANGELES, CA 90067
                (858) 550-6000                                   (310) 277-4110

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                 PROPOSED MAXIMUM                 AMOUNT OF
          TITLE OF SECURITIES TO BE REGISTERED             AGGREGATE OFFERING PRICE(1)         REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value...........................          $92,000,000                     $24,288
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


(1) Includes shares that the Underwriters will have the option to purchase solely to cover over-allotments, if any. Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED MARCH 27, 2000


THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                5,000,000 SHARES


                                [VIROLOGIC LOGO]

                                  COMMON STOCK
                               $       PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of ViroLogic, Inc.


We expect that the price to the public in the offering will be between $14.00 and $16.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.


We have applied to include the common stock on the Nasdaq National Market under the symbol "VLGC."


INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 10.


                                                       PER SHARE      TOTAL
                                                       ---------   -----------
Price to the public..................................   $          $
Underwriting discount................................
Proceeds to ViroLogic................................


We have granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of 750,000 additional shares from us within 30 days following the date of this prospectus to cover over-allotments.


--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC WORLD MARKETS
              ING BARINGS
  PRUDENTIAL VECTOR HEALTHCARE
                                            A UNIT OF PRUDENTIAL SECURITIES

               The date of this prospectus is             , 2000.

PhenoSense HIV is a test that directly     TEXT: PhenoSense HIV Test Procedure         TEXT: 8. Analyze data and generate
measures the resistance of HIV to anti-                                                patient report
viral drugs. When making HIV treatment
decisions, PhenoSense HIV provides         TEXT: 1. Obtain a blood sample from         TEXT: Blue curves represent drug-sensitive
direction and guidance toward the most     patient                                     control virus. Red curves represent
effective drugs.                                                                       patient's virus.
                                           ARTWORK: Picture of blood in vial
ARTWORK: Compass in a human hand                                                       TEXT: For example, patient's virus is
                                           TEXT: 2. Isolate virus                      resistant to Lamivudine
TEXT: PhenoSense HIV Assay
                                           ARTWORK: Picture of virus                   TEXT: Susceptible to Saquinavir
TEXT: Choosing the path of least
resistance                                 TEXT: 3. Copy of viral genes                TEXT: More susceptible to Efavirenz

                                           ARTWORK: Picture representing vector        ARTWORK: Picture of print-out report of
                                           with indicator                              test results

                                           TEXT: 4. Insert genes into our              TEXT: PhenoSense HIV Assay
                                           proprietary viral gene set
                                                                                       Choosing the path of least resistance
                                           ARTWORK: Picture of resistance test
                                           vector

                                           TEXT: 5. Introduce gene set into
                                           cells to produce virus

                                           ARTWORK: Picture of assembled vector
                                           inserted into cell

                                           TEXT: 6. Add anti-viral drugs that
                                           block virus reproduction or . . .
                                           add anti-viral drugs that block
                                           cell infection

                                           TEXT: 7. Measure reproduction
                                           indicator to evaluate drug
                                           resistance

                                           TEXT: Reduced drug effectiveness
                                           indicated by greater reproduction

                                           ARTWORK: Bar containing multiple
                                           samples

                                           TEXT: Increasing drug concentrations

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    6
Risk Factors................................................   10
Forward-Looking Statements..................................   17
Use of Proceeds.............................................   18
Dividend Policy.............................................   18
Capitalization..............................................   19
Dilution....................................................   20
Selected Financial Data.....................................   21
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   22
Business....................................................   26
Management..................................................   38
Principal Stockholders......................................   47
Related Party Transactions..................................   49
Description of Capital Stock................................   50
Shares Eligible for Future Sale.............................   53
Underwriting................................................   55
Legal Matters...............................................   57
Experts.....................................................   57
Where You Can Find More Information.........................   57
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY


   This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in the shares. You should read the entire prospectus carefully.

                                  THE COMPANY

We are a biotechnology company developing and marketing innovative products to guide and improve treatment of viral diseases. We have developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. We have a proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious diseases such as AIDS, hepatitis B and hepatitis C. We believe our products have the potential to revolutionize the way physicians treat these diseases.

Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient's HIV to anti-viral drugs. The results help physicians select appropriate drugs for their HIV patients. We began actively marketing PhenoSense HIV to physicians in November 1999.

We are also developing PhenoSense products for other viral diseases. Additionally, we are developing an interactive database built from the results of our PhenoSense tests and other clinical data, which we call the Therapy Guidance System, or TGS. We intend to make TGS available to physicians via the Internet as a tool to guide patient therapy.

                             VIRAL DRUG RESISTANCE


Physicians treat viruses like HIV with drugs that inhibit the virus' reproduction and therefore slow the progression of disease. However, during reproduction, viruses often change slightly, or mutate. As a result, anti-viral drugs are typically effective for only a limited time because viruses develop resistance through mutation. To address this problem, physicians must use anti-viral drugs in combination, to simultaneously attack different targets within a virus and slow the development of drug resistance. However, even the most potent drug combinations eventually fail in the majority of patients. To achieve long term clinical benefit, it is desirable to select drugs that maximally suppress viral reproduction and to avoid drugs to which a patient's virus is resistant. As a result, there is a critical need for products that can directly measure viral drug resistance.


The need for resistance tests is well illustrated in HIV, where resistance is a serious crisis despite the availability of 14 approved drugs. HIV infection cannot be cured with these drugs, requiring lifelong treatment with complex drug combinations. When these combinations fail, which can occur multiple times per year for many patients, physicians must make difficult treatment decisions to select effective alternative drugs. A panel led by the Department of Health and Human Services has recently issued guidelines that recommend routine use of resistance tests for HIV patients.

                                  OUR SOLUTION


PhenoSense is our proprietary phenotypic drug resistance testing technology. Phenotypic drug resistance tests directly measure the susceptibility of a patient's virus to anti-viral drugs by adding a drug to a virus sample and determining whether the virus reproduces. We believe that we are revolutionizing phenotypic testing by avoiding the need to grow, or "culture," viruses during testing, thereby dramatically shortening the time required to perform the tests and improving the consistency and accuracy of the tests. Also, we can perform our tests in large numbers, making them practical for routine use in managing patient care.

                                  OUR PRODUCTS


PhenoSense HIV. PhenoSense HIV is a patented phenotypic drug resistance test that directly measures the resistance of HIV to all approved HIV drugs. Phenotypic resistance tests measure resistance by adding each drug to a virus sample and determining whether the virus can reproduce in the presence of the drug. Phenotypic resistance tests differ from genotypic tests, which attempt to predict drug resistance by identifying certain mutations in a virus' genes that may be associated with drug resistance.



HIV infects nearly one million people in the United States, of whom approximately 300,000 are currently receiving anti-viral therapy. Assuming resistance testing becomes widely accepted, we believe these treated patients would require a total of at least 500,000 tests per year. We are marketing the product to physicians in the United States through our own sales force, initially focusing on the 1,000 leading physicians who treat 80% of the total HIV/AIDS patient population.



Overcoming resistance to existing drugs is a critical objective when developing new drugs. In November 1999, the FDA Antiviral Drugs Advisory Committee emphatically recommended that resistance tests should be utilized in the development of new anti-viral drugs for HIV. To date, we have signed testing agreements with the following pharmaceutical and biotechnology companies involved in AIDS drug development: Abbott Laboratories, Agouron, Bristol-Myers Squibb, Gilead Sciences, Glaxo Wellcome and Merck.


In addition to increasing the use of PhenoSense HIV in clinical trials, we intend to form collaborations with pharmaceutical companies for the application of our viral resistance technology to the discovery and development of new anti-viral drugs.


PhenoSense HBV. We are currently developing PhenoSense HBV for hepatitis B virus. HBV infects over one million people in the United States, and we estimate that approximately half of those infected would benefit from anti-viral drug therapy. More than 15 drugs for treatment of HBV infection are in preclinical or clinical development. Just as with HIV, we believe our PhenoSense HBV drug resistance testing will play a significant role in guiding HBV treatment and in clinical trials for new HBV drugs.



PhenoSense HCV. We have designed and intend to develop PhenoSense HCV, for hepatitis C virus. HCV infects approximately four million people in the United States, of whom we estimate that approximately 75% could benefit from anti-viral drug therapy. Many drugs for treatment of HCV are in preclinical or clinical development. We expect PhenoSense HCV will be used to assist in the discovery and development of HCV drugs and, in the longer term, the assessment of drug resistance in HCV patients.



Other Products. We are developing and marketing a number of additional products. We sell GeneSeq HIV, a genotypic test. We are also developing a test to measure viral fitness, a measure of a virus' ability to reproduce and infect new cells.



Therapy Guidance System. We are building a proprietary database of test results and other patient information that we expect to combine with sophisticated data mining and outcome modeling software to build our Therapy Guidance System. Our Therapy Guidance System will be a computer tool designed to help physicians select optimal therapies for each patient. We expect to provide our Therapy Guidance System as a fee-based service over the Internet.


                              GENERAL INFORMATION

We were incorporated in Delaware in November 1995. Our principal executive offices are located at 270 East Grand Avenue, South San Francisco, CA 94080. Our telephone number is (650) 635-1100. Our website is located at "www.virologic.com." Our website is not part of this prospectus.

                                  THE OFFERING


Common stock offered......................    5,000,000 shares



Common stock to be outstanding after the
offering..................................    19,687,397 shares


Use of proceeds...........................    We intend to use the net proceeds
                                              from this offering for sales and
                                              marketing, capital expenditures
                                              including the expansion of our
                                              clinical laboratory capabilities,
                                              research and development, and
                                              general corporate purposes.

Proposed Nasdaq National Market symbol....    VLGC


The number of shares of common stock to be outstanding after the offering in the table above is based on the number of shares outstanding as of March 24, 2000. The number excludes:



  - 1,434,028 shares of common stock issuable upon exercise of options outstanding as of March 24, 2000, at a weighted average exercise price of $3.45 per share



  - 742,083 shares of common stock issuable upon exercise of warrants to purchase our common stock or preferred stock outstanding as of March 24, 2000, at a weighted average exercise price of $4.82 per share



ViroLogic, the ViroLogic logo, PhenoSense, GeneSeq, Therapy Guidance System, TGS and Choosing the Path of Least Resistance are trademarks of ViroLogic. All other product names, trade names and trademarks included in this prospectus are the property of their respective owners.



Unless otherwise stated, all information contained in this prospectus assumes:



  - no exercise of the over-allotment option granted to the underwriters



  - a one for two reverse stock split of our common stock



  - the conversion of all outstanding shares of our preferred stock into shares of common stock

                         SUMMARY FINANCIAL INFORMATION

                     (in thousands, except per share data)


                                                PERIOD FROM
                                                 INCEPTION
                                               (NOVEMBER 14,
                                                 1995) TO        YEAR ENDED DECEMBER 31,
                                               DECEMBER 31,    ----------------------------
                                                   1996         1997      1998       1999
                                               -------------   -------   -------   --------
STATEMENT OF OPERATIONS DATA:
Revenue......................................     $    --      $    --   $   102   $  1,069
Operating costs and expenses:
  Cost of revenue............................          --           --        17        627
  Research and development...................         867        2,458     5,977      9,588
  General and administrative.................         510          858     1,782      6,804
  Sales and marketing........................          --           --       484      1,196
                                                  -------      -------   -------   --------
Total costs and operating expenses...........       1,377        3,316     8,260     18,215
                                                  -------      -------   -------   --------
Operating loss...............................      (1,377)      (3,316)   (8,158)   (17,146)
Interest income..............................         116          262       302        249
Interest expense.............................         (13)         (83)     (198)      (243)
                                                  -------      -------   -------   --------
Net loss.....................................      (1,274)      (3,137)   (8,054)   (17,140)
Deemed dividend to preferred stockholders....          --           --        --      3,100
                                                  -------      -------   -------   --------
Net loss allocable to common stockholders....     $(1,274)     $(3,137)  $(8,054)  $(20,240)
                                                  =======      =======   =======   ========
Basic and diluted net loss per common
  share......................................     $ (0.74)     $ (1.21)  $ (1.71)  $  (4.24)
                                                  =======      =======   =======   ========
Shares used in computing basic and diluted
  net loss per common share..................       1,720        2,591     4,700      4,772
Pro forma basic and diluted net loss per
  common share...............................                                      $  (2.53)
                                                                                   ========
Shares used in computing pro forma basic and
  diluted net loss per common share..........                                         8,015



                                                              DECEMBER 31, 1999
                                                   ----------------------------------------
                                                                               PRO FORMA
                                                    ACTUAL     PRO FORMA      AS ADJUSTED
                                                   --------   ------------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents........................  $  2,208     $17,862         $85,912
Restricted cash..................................       950         950             950
Working capital..................................       522      16,176          84,226
Total assets.....................................     9,777      25,431          93,481
Long term obligations, less current portion......     1,051       1,051           1,051
Total stockholders' equity.......................     4,698      20,352          88,402



See notes to the financial statements for a description of the number of shares used in the computation of the basic and diluted net loss per common share and pro forma basic and diluted net loss per common share.



The pro forma balance sheet data above reflects the January and February 2000 sale of our Series C preferred stock for proceeds of approximately $15.7 million.



The pro forma as adjusted balance sheet data above gives effect to our sale of 5,000,000 shares to be sold in the initial public offering at an assumed offering price of $15.00 per share, less underwriters' discounts and offering expenses.

                                  RISK FACTORS

You should carefully consider the following factors and other information in this prospectus before deciding to invest in the shares.

WE EXPECT TO INCUR FUTURE OPERATING LOSSES AND MAY NOT ACHIEVE PROFITABILITY, WHICH MAY CAUSE OUR STOCK PRICE TO FALL.


We have experienced significant and increasing operating losses each year since our inception and expect to incur substantial additional operating losses for at least the next two years. We experienced net losses of approximately $3.1 million in 1997, $8.1 million in 1998 and $17.1 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $29.6 million. We expect to continue to incur substantial operating losses for the foreseeable future primarily as a result of expected increases in expenses for:


  - sales and marketing

  - expanding patient sample processing capabilities

  - research and product development costs

  - acquisition of additional office space and other necessary facilities

  - general and administrative costs

If our history of operating losses continues, our stock price may fall and you may lose part or all of your investment.

THE MARKET FOR PHENOTYPIC RESISTANCE TESTING PRODUCTS FOR VIRUSES IS NEW AND IT MAY NOT BECOME AN ACCEPTED METHOD OF MANAGING ANTI-VIRAL DRUG TREATMENT.


Our ability to establish phenotypic resistance testing as the standard of care to guide and improve the treatment of viral diseases will depend on the widespread acceptance and use by physicians and clinicians of phenotypic resistance testing. Phenotypic resistance testing is new. We cannot predict the extent to which physicians and clinicians will accept and use phenotypic resistance testing. They may prefer competing technologies and products such as genotypic testing. The commercial success of phenotypic resistance testing will require demonstrations of its advantages and potential economic value in relation to the current standard of care, as well as to genotypic testing. If phenotypic resistance testing is not accepted, our ability to generate revenue will be limited and our competitors could gain an advantage relative to us.


OUR PHENOSENSE TESTING PRODUCTS MAY NOT ACHIEVE MARKET ACCEPTANCE, WHICH COULD LIMIT OUR FUTURE REVENUE.

We have introduced only one product using our proprietary PhenoSense technology, PhenoSense HIV, which we began actively marketing in November 1999. Because PhenoSense HIV has been available for a limited period of time, its commercial value has not been established and has not been widely accepted among physicians and their patients. We are still in the early stages of development of new testing products applying our PhenoSense technology to other viral diseases. If PhenoSense HIV is not accepted in the marketplace, our ability to sell other PhenoSense products would be undermined. If PhenoSense HIV or other applications of our proprietary PhenoSense technology do not gain market acceptance, we will be unable to generate sales. Market acceptance will depend on:

  - our marketing efforts and continued ability to demonstrate the utility of PhenoSense in guiding anti-viral drug therapy

  - our ability to demonstrate the advantages and potential economic value of our PhenoSense testing products over current treatment methods and other resistance tests

If the market does not accept our products, our ability to generate revenue will be limited.

OUR REVENUES WILL BE DIMINISHED IF PAYORS DO NOT AUTHORIZE REIMBURSEMENT FOR OUR PRODUCTS.


Government and third-party payors, which reimburse patients and healthcare providers for medical expenses, are attempting to contain or reduce the costs of healthcare. This could limit the price that we can charge for our products and hurt our ability to generate revenues.

In the United States, federal and state government healthcare programs have been attempting to reduce costs and otherwise implement government control of healthcare costs. In addition, increasing emphasis on managed care in the United States will continue to put pressure on the pricing of healthcare products. Significant uncertainty exists as to the reimbursement status of new medical products like PhenoSense HIV. Third-party payors, including state payors and Medicare, are challenging the prices charged for medical products and services. If government and other third-party payors do not provide adequate coverage and reimbursement for PhenoSense HIV or other phenotypic testing products, our revenues will be reduced.


IF WE ARE UNABLE TO EXPAND OUR SALES AND MARKETING CAPABILITIES, WE MAY NOT BE ABLE TO EFFECTIVELY COMMERCIALIZE OUR PRODUCTS.


We currently have only five sales people and limited marketing capability. In order to commercialize our products effectively, we must expand our sales and marketing capabilities or arrange with a third party to perform these services. We may not be able to do this successfully. If we enter into co-promotion or other marketing arrangements, our share of product revenues is likely to be lower than if we directly marketed and sold our products through our own sales force. If we fail to effectively commercialize our products our revenue will be reduced.


WE HAVE LIMITED EXPERIENCE PROCESSING PATIENT SAMPLES FOR OUR PHENOSENSE HIV TEST AND MAY ENCOUNTER PROBLEMS OR DELAYS IN EXPANDING OUR AUTOMATED TESTING SYSTEMS, WHICH COULD RESULT IN LOST SALES REVENUE.


We have only recently begun to process a significant number of patient samples and are continuing to develop our quality-control procedures. In order to meet the projected demand for PhenoSense HIV and other future phenotypic resistance testing products, we will have to process many more patient samples than we are currently processing. Thus, we need to develop and implement additional automated systems to perform our tests. We also need to develop more sophisticated software to support the automated tests, analyze the data generated by our tests, and report the results. We may not be able to do this. Further, as we attempt to scale up our processing of patient samples, processing or quality-control problems may arise.


If we are unable to consistently process patient samples on a timely basis because of these or other factors, or if we encounter problems with our automated processes, our revenues will be limited.

WE FACE INTENSE COMPETITION, AND IF OUR COMPETITORS' EXISTING PRODUCTS OR NEW PRODUCTS ARE MORE EFFECTIVE THAN OUR PRODUCTS, THE COMMERCIAL OPPORTUNITY FOR OUR PRODUCTS WILL BE REDUCED OR ELIMINATED.


The commercial opportunity for our products will be reduced or eliminated if our competitors develop and market new testing products that are superior to, or are less expensive than, PhenoSense HIV or other phenotypic resistance testing products we develop using our proprietary PhenoSense technology.



The biotechnology industry evolves at a rapid pace and is highly competitive. Our major competitors include manufacturers and distributors of phenotypic drug resistance technology, such as Virco N.V. We also compete with makers of genotypic tests such as PE Biosystems Group of PE Corporation and Visible Genetics Inc. Each of these competitors is attempting to establish its test as the standard of care. Virco's phenotypic test and genotypic tests have been commercially available for a longer time than has PhenoSense HIV. Genotypic tests are cheaper and generally faster than our phenotypic resistance tests.



We hold a license from Roche Molecular Systems, Inc. for technology that we use in our PhenoSense testing products. This license is non-exclusive. We believe that many of our competitors, including Virco and other resistance testing companies, also license this technology on non-exclusive terms.


Our competitors may successfully develop and market other testing products that are either superior to those that we may develop or that are marketed prior to marketing of our testing products. Some of our competitors have substantially greater financial resources and research and development staffs than we do. In addition, some of our competitors have significantly greater experience in developing products, and in obtaining the necessary regulatory approvals of products and processing and marketing products.

THE INTELLECTUAL PROPERTY UNDERLYING OUR PHENOSENSE TECHNOLOGY AND TRADE SECRETS MAY NOT BE ADEQUATE, ALLOWING THIRD PARTIES TO USE OUR PHENOSENSE TECHNOLOGY OR SIMILAR TECHNOLOGIES, AND THUS REDUCING OUR ABILITY TO COMPETE IN THE MARKET.


The strength of our intellectual property protection is uncertain. In particular, we cannot ensure that:


  - we were the first to invent the technologies covered by our patent or pending patent applications

  - we were the first to file patent applications for these inventions

  - others will not independently develop similar or alternative technologies or duplicate any of our technologies

  - any of our pending patent applications will result in issued patents

  - any patents issued to us will provide a basis for commercially viable products or will provide us with any competitive advantages or will not be challenged by third parties


Other companies may have patents or patent applications relating to products or processes similar to, competitive with or otherwise related to our products.



Patent law relating to the scope of claims in the technology fields in which we operate (including biotechnology and information technology) is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these lawsuits or that, if successful, we will be awarded commercially valuable remedies. In addition, it is possible that we will not have the required resources to pursue such litigation or to otherwise protect our patent rights.


We also rely on unpatented trade secrets to protect our proprietary technology. Other companies may independently develop or otherwise acquire equivalent technology or gain access to our proprietary technology.

OUR PRODUCTS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY CAUSE US TO ENGAGE IN COSTLY LITIGATION AND, IF WE ARE NOT SUCCESSFUL, COULD CAUSE US TO PAY SUBSTANTIAL DAMAGES AND PROHIBIT US FROM SELLING OUR PRODUCTS.

Third parties may assert infringement or other intellectual property claims against us based on their patents or other intellectual property claims. We may have to pay substantial damages, possibly including treble damages, for past infringement if it is ultimately determined that our products infringe a third party's patents. Further, we may be prohibited from selling our products before we obtain a license, which, if available at all, may require us to pay substantial royalties. Even if infringement claims against us are without merit, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns.

WE MAY BE UNABLE TO BUILD BRAND LOYALTY BECAUSE OUR TRADEMARKS AND TRADE NAMES MAY NOT BE PROTECTED.

Our registered or unregistered trademarks or trade names such as the name PhenoSense, may be challenged, canceled, infringed, circumvented or declared generic or determined to be infringing on other marks. We may not be able to protect our rights to these trademarks and trade names, which we need to build brand loyalty. Brand recognition is critical to our short-term and long term marketing strategies especially as we commercialize future enhancements to our products.

WE ARE DEPENDENT ON A LICENSE FOR TECHNOLOGY WE USE IN OUR PHENOSENSE TESTING, AND OUR BUSINESS WOULD SUFFER IF THE LICENSE WAS TERMINATED OR NOT RENEWED.


We license technology that we use in our PhenoSense testing products from Roche Molecular Systems, Inc. We hold this non-exclusive license for the patent term of the licensed patents. In order to maintain this license, however, we must pay royalties, make a semi-annual royalty report and participate in proficiency testing. If Roche were to terminate this license or this license were not renewed, we would have to change a portion of our testing methodology, which would halt our testing, at least temporarily, and cause us to incur substantial additional expenses.


IF WE DO NOT SUCCESSFULLY INTRODUCE NEW PRODUCTS USING OUR PHENOSENSE TECHNOLOGY, WE MAY NOT ACHIEVE PROFITABILITY.


We may not be able to develop and market phenotypic resistance testing products for viral diseases other than HIV, including hepatitis B and hepatitis C.


Demand for these products will depend in part on the development by others of additional anti-viral drugs to fight these diseases. Physicians will likely use our resistance tests to determine which drug is best for a particular patient only if there are multiple drug treatment options. Several anti-viral drugs are in development but we cannot assure you that they will be approved for marketing, or if these drugs are approved that there will be a need for our resistance tests.

If we are unable to develop and market phenotypic resistance test products for other viral diseases, or if an insufficient number of anti-viral drug products are approved for marketing, we may not achieve profitability.


OUR BUSINESS OPERATIONS AND THE OPERATION OF OUR CLINICAL LABORATORY FACILITY ARE SUBJECT TO STRINGENT REGULATIONS AND IF WE ARE UNABLE TO COMPLY WITH THEM, WE MAY BE PROHIBITED FROM ACCEPTING PATIENT SAMPLES OR MAY INCUR ADDITIONAL EXPENSE TO ATTAIN AND MAINTAIN COMPLIANCE.



The operation of our clinical laboratory facility is subject to a stringent level of regulation under the Clinical Laboratory Improvement Amendments of 1988. Laboratories must meet various requirements, including requirements relating to quality assurance, quality control and personnel standards. Our laboratory is also subject to regulation by the State of California and various other states. We have sought accreditation by the College of American Pathologists and therefore are subject to their requirements and evaluation. Our failure to comply with applicable requirements could result in various penalties, including loss of certification or accreditation.



We believe that the FDA will not at this time seek to fully regulate our PhenoSense products under our current labeling and marketing plans. However, we cannot predict the extent of future FDA regulation, and we might be subject in the future to greater regulation, or different regulations, that could have a material effect on our finances and operations.



We also believe that the FDA will not require that phenotypic testing conducted at a clinical laboratory be subject to premarketing clearance. Although the FDA has stated in the past that it believes that its jurisdiction extends to tests generated in a clinical laboratory, the agency has said it will allow the home brewed tests to be run and the results commercialized without FDA premarket approval. We cannot be sure, however, that the FDA will not in the future require premarket clearance, and clinical data demonstrating the sensitivity and specificity, of our PhenoSense products.



If we do not comply with existing or additional regulations, or if we incur penalties, it could increase our expenses, prevent us from increasing revenues, or hinder our ability to conduct our business. In addition, changes in existing regulations or new regulations may delay or prevent us from marketing our products.



CLINICIANS OR PATIENTS USING OUR PRODUCTS OR SERVICES MAY SUE US AND OUR INSURANCE MAY NOT SUFFICIENTLY COVER ALL CLAIMS BROUGHT AGAINST US WHICH WILL INCREASE OUR EXPENSES.



Clinicians, patients and others may at times seek damages from us if drugs are incorrectly prescribed for a patient based on testing errors or similar claims. Although we have obtained liability insurance coverage, we cannot guarantee that liability insurance will continue to be available to us on acceptable terms or that our coverage will be sufficient to protect us against all claims that may be brought against us. We may incur significant legal defense expenses in connection with a liability claim, even one without merit or for which we have coverage.



OUR LACK OF OPERATING EXPERIENCE MAY CAUSE US DIFFICULTY IN MANAGING OUR GROWTH.



We have limited experience selling our products and processing patient samples. To grow, we will need to improve and expand our management and our operational and financial systems. If our management is unable to manage our growth effectively, it is possible that the number and skills of our personnel, our systems and our facilities may become inadequate.


FAILURE TO ATTRACT AND RETAIN SKILLED PERSONNEL COULD HINDER OUR RESEARCH AND DEVELOPMENT EFFORTS AND IMPAIR OUR ABILITY TO COMPETE.

Our success depends on our continued ability to attract and retain highly qualified management and scientific personnel. Competition for personnel is intense. We believe stock options are a critical component of motivating and retaining our key employees. Stock options granted shortly after the completion of the offering may be less attractive to potential candidates for our management and scientific positions, and, therefore, it may be more difficult to fill those positions. If we cannot successfully attract and retain qualified personnel, our research and development efforts could be hindered and our ability to run our business effectively and compete with others in our industry will be harmed.

IF WE NEED TO RAISE ADDITIONAL CAPITAL TO BUILD OUR BUSINESS AND IT IS NOT AVAILABLE ON COMMERCIALLY REASONABLE TERMS, OUR ABILITY TO COMPETE MAY BE DIMINISHED.

We anticipate that our existing capital resources and the net proceeds from this offering will enable us to maintain currently planned operations for at least two years. However, we may need additional funding sooner than anticipated. Our inability to raise capital would seriously harm our business and product development efforts. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our stockholders.

We currently have no credit facility or committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, we will have to raise additional funds to continue the development and commercialization of our technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, we may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms.


WE MAY BE SUBJECT TO LITIGATION, WHICH WOULD BE TIME CONSUMING AND DIVERT OUR RESOURCES AND THE ATTENTION OF OUR MANAGEMENT.



We were involved in a dispute with Dr. Daniel Capon, a significant stockholder and former employee. We settled the dispute in November 1999. In connection with the settlement, we purchased shares of our common stock held by him for $225,000 in cash, and allowed him to retain other shares that we had a right to repurchase. In 1999, we recorded $1.9 million in legal fees and costs related to this settlement, including a non-cash charge related to the common stock retained by him. In the future, our stockholders or former employees may bring further claims and we may have to spend significant additional resources and time. Even if we are eventually successful in our defense of any such claim, the time and money spent may prevent us from operating our business effectively or profitably or may distract our management.



OUR OPERATING RESULTS MAY FLUCTUATE FROM QUARTER TO QUARTER, MAKING IT LIKELY THAT, IN SOME FUTURE QUARTER OR QUARTERS, WE WILL FAIL TO MEET ANALYSTS' ESTIMATES OF OPERATING RESULTS OR FINANCIAL PERFORMANCE, CAUSING OUR STOCK PRICE TO FALL.



If revenue declines in a quarter, our earnings will decline because many of our expenses are relatively fixed. In the first year following the initial sales of our product in November 1999, our revenues may fluctuate significantly as we build the market for our product. In particular, research and development, sales and marketing and general and administrative expenses are not affected directly by variations in revenue. In addition, our cost of revenue could also fluctuate significantly due to variations in the initial demand for our product and the relatively fixed costs to produce it. We cannot accurately predict how volatile our future operating results will be because our past and present operating results, which reflect little sales activity, are not indicative of what we might expect in the future.



It is likely that in some future quarter or quarters, our operating results will be below the expectations of securities analysts or investors. In this event, the market price of our common stock may fall abruptly and significantly. Because our revenue and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance.



IF A NATURAL DISASTER STRIKES OUR CLINICAL LABORATORY FACILITY WE WOULD BE UNABLE TO PROCESS OUR CUSTOMERS' SAMPLES FOR A SUBSTANTIAL AMOUNT OF TIME AND WE WOULD LOSE REVENUE.


We rely on a single clinical laboratory facility to process patient samples for our PhenoSense HIV test and have no alternative facilities. We will also use this facility for conducting other tests we develop, and even if we move into different or additional facilities they will likely be in close proximity to our current clinical laboratory. Our clinical laboratory and some pieces of processing equipment are difficult to replace and could require substantial replacement lead-time. Our processing facility may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance since our clinical laboratory is located in South San Francisco, California, an earthquake-prone area. In the event our existing clinical laboratory facility or equipment is affected by man-made or natural disasters, we would be unable to process patient samples and meet customer demands or sales projections. If our patient sample processing operations were curtailed or ceased, we would not be able to perform our tests and we would lose revenue.


WE HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS FROM THE OFFERING.


We have broad discretion to allocate the net proceeds of the offering. The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

  - success of our sales and marketing efforts

  - competitive market developments

  - progress in and scope of our research and development activities


Our management will determine, in its sole discretion without the need for stockholder approval, how to allocate these proceeds. If we do not wisely allocate the proceeds, we will not be able to carry out or business plan and our share price will fall.


CONCENTRATION OF OWNERSHIP AMONG OUR EXISTING EXECUTIVE OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS MAY PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.


Following this offering our directors, entities affiliated with our directors and our executive officers will beneficially own, in the aggregate, approximately 43.2% of our outstanding common stock. These stockholders as a group will be able to substantially influence our management and affairs. If acting together, they would be able to influence most matters requiring the approval by our stockholders, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. The concentration of ownership may also delay or prevent a change in our control at a premium price if these stockholders oppose it.



NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.



Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the value per share of our assets, after subtracting our liabilities. In addition, new investors will have contributed 60.5% of the total amount we will have received from sales of our stock since our inception but will own only 25.4% of the shares outstanding.


OUR STOCK PRICE MAY BE VOLATILE, AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

Prior to this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiation between the representatives of the underwriters and us and may not be indicative of future market prices. Among the factors to be considered in determining the initial public offering price of the common stock, in addition to prevailing market conditions, will be:

  - estimates of our business potential and earnings prospects

  - an assessment of our management

  - the consideration of the above factors in relation to market valuations of companies in related businesses

The market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The following factors, in addition to other risk factors described in this section, may have a significant adverse impact on the market price of our common stock:

  - announcements of technological innovations or new commercial products by our competitors

  - developments concerning proprietary rights, including patents

  - publicity regarding actual or potential medical results relating to products under development by our competitors

  - regulatory developments in the United States and foreign countries

  - litigation

  - economic and other external factors or other disaster or crisis

  - period-to-period fluctuations in financial results

IF OUR STOCKHOLDERS SELL SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK AFTER THE OFFERING, THE MARKET PRICE OF OUR COMMON STOCK MAY FALL.

If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants, the market price of our common stock may fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.


At March 24, 2000, approximately 14,687,397 shares of common stock, representing 74.6% of our common stock outstanding after the offering, were unregistered and eligible for sale, subject to compliance with Rule 144 or Rule 701 under the Securities Act.



The holders of all of these shares are subject to lock-up for 180 days after this offering. All or any portion of these shares may be released from this lock-up by CIBC World Markets Corp. and us. In addition, sales of a substantial number of shares could occur at any time after the expiration of the 180-day period. This may have an adverse effect on the price of our common stock and may impair our ability to raise capital in the future.


PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER, WHICH COULD LIMIT THE PRICE INVESTORS MIGHT BE WILLING TO PAY IN THE FUTURE FOR OUR COMMON STOCK.


Provisions in our certificate of incorporation and bylaws may have the effect of delaying or preventing an acquisition, or merger in which we are not the surviving company or changes in our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions could discourage acquisitions or other changes in our control and otherwise limit the price that investors might be willing to pay in the future for our common stock.

                           FORWARD-LOOKING STATEMENTS


Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. You can find these statements under "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus.



We typically identify forward-looking statements by using terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" and similar words, although we express some forward-looking statements differently. You should be aware that actual events could differ materially from those suggested in the forward-looking statements due to a number of factors, including:


  - failure to successfully commercialize our products

  - competitive factors

  - general economic conditions

  - uncertainty regarding our patents and patent rights (including the risk that we may be forced to engage in costly litigation to protect such patent rights and the material harm to us if there were an unfavorable outcome of any such litigation)

  - technological change

  - government regulation

  - changes in industry practice

  - one-time events


You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements. We expressly qualify all subsequent written and oral forward-looking statements attributed to us or persons acting on our behalf in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

                                USE OF PROCEEDS


We estimate that our net proceeds from the sale of the shares of common stock we are offering will be approximately $68.1 million. If the underwriters fully exercise their over-allotment option, we estimate that our net proceeds from the offering will be $78.5 million. "Net proceeds" are what we expect to receive after paying the underwriting discount and other expenses of the offering. For the purpose of estimating net proceeds, we are assuming that the initial public offering price will be $15.00 per share.


We intend to use the net proceeds of this offering primarily for:

  - expanding our sales and marketing activities

  - capital expenditures, including the expansion of our clinical laboratory capabilities

  - research and development

  - general corporate purposes

The timing and amount of our actual expenditures are subject to change and will be based on many factors, including:

  - success of our sales and marketing efforts

  - competitive market developments

  - progress in and scope of our research and development activities

These or other factors may result in our making changes in the use of these proceeds. Our management has broad discretion as to the allocation of the net proceeds of this offering.

Until we use the net proceeds of the offering, we will invest the funds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY


We have never paid any cash dividends on our capital stock. We anticipate that we will retain earnings to support operations and to finance our business growth and development. Therefore, we do not expect to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table shows:

  - our actual capitalization on December 31, 1999


  - on a pro forma basis to reflect:



     - the sale of 8,461,645 shares of Series C preferred stock in January and February 2000 for aggregate proceeds of $15.7 million that will convert into 4,230,823 shares of common stock



     - the conversion of all 9,749,265 shares of our outstanding preferred stock as of December 31, 1999, and the preferred shares sold in January and February 2000, into 9,587,769 shares of common stock, which will occur upon the closing of this offering



  - our pro forma as adjusted capitalization on December 31, 1999, assuming the pro forma adjustments described above and the completion of the offering at an assumed initial public offering price of $15.00 per share



                                                                 DECEMBER 31, 1999
                                                      ---------------------------------------
                                                                                   PRO FORMA
                                                       ACTUAL      PRO FORMA      AS ADJUSTED
                                                      --------   --------------   -----------
                                                                 (IN THOUSANDS)
Long term loan, less current portion................  $  1,051      $  1,051       $  1,051
                                                      --------      --------       --------
Stockholders' equity:
  Preferred stock; $0.001 par value; 13,959,459
     shares authorized, 9,749,265 shares issued and
     outstanding (5,356,946 common shares on an
     as-if converted basis), actual; no shares
     issued and outstanding, pro forma; 5,000,000
     shares authorized, no shares issued and
     outstanding, pro forma as adjusted.............        10            --             --
  Common stock; $0.001 par value; 30,000,000, shares
     authorized, 5,096,628 shares issued and
     outstanding, actual; 14,684,397 shares issued
     and outstanding, pro forma; 60,000,000 shares
     authorized, 19,684,397 shares issued and
     outstanding, pro forma as adjusted.............         5            15             20
  Additional paid-in capital........................    38,812        54,466        122,511
  Deferred compensation.............................    (4,478)       (4,478)        (4,478)
  Notes receivable from officers and employees......       (46)          (46)           (46)
  Accumulated deficit...............................   (29,605)      (29,605)       (29,605)
                                                      --------      --------       --------
       Total stockholders' equity...................     4,698        20,352         88,402
                                                      --------      --------       --------
          Total capitalization......................  $  5,749      $ 21,403       $ 89,453
                                                      ========      ========       ========



The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of December 31, 1999 and excludes:



  - 1,240,867 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, at a weighted average exercise price of $3.47 per share



  - 745,083 shares of common stock issuable upon exercise of warrants to purchase our common or preferred stock outstanding as of December 31, 1999, at a weighted average exercise price of $4.82 per share

                                    DILUTION


Our tangible book value of our common stock as of December 31, 1999 was $4.7 million, or approximately $0.45 per share. Net tangible book value per share represents the amount of our stockholders' equity, less intangible assets, divided by 10,453,574 shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.



Subsequent to December 31, 1999, we issued 8,461,645 shares of Series C preferred stock for aggregate proceeds of $15.7 million that will convert into 4,230,823 shares of common stock upon the completion of this offering. This subsequent issuance increased our net tangible book value per share by $0.94, assuming the conversion of these preferred shares into common stock.



Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of 5,000,000 shares of common stock in this offering, after deducting the underwriting discounts and offering expenses and the application of the estimated net proceeds, our pro forma net tangible book value as of December 31, 1999 would have been $10.51 per share to existing stockholders and an immediate dilution in net tangible book value of $4.49 per share to purchasers of common stock in this offering, as illustrated in the following table:



Assumed initial public offering price per share.............            $15.00
                                                                        ------
Net tangible book value per share as of December 31, 1999...  $ 0.45
Increase per share attributable to sales of Series C
  preferred stock in January and February 2000..............    0.94
Increase in net tangible book value per share attributable
  to the offering...........................................    3.10
                                                              ------
Pro forma net tangible book value per share as of December
  31, 1999, after giving effect to the offering.............              4.49
                                                                        ------
Dilution per share to new investors in the offering.........            $10.51
                                                                        ======



The following table shows the total consideration paid and the average price per share paid by the existing stockholders and by new investors, after deducting underwriting discounts and offering expenses payable by us, at an assumed initial public offering price of $15.00 per share.



                                 SHARES PURCHASED         TOTAL CONSIDERATION       AVERAGE
                               ---------------------    -----------------------    PRICE PER
                                 NUMBER      PERCENT       AMOUNT       PERCENT      SHARE
                               ----------    -------    ------------    -------    ---------
Existing stockholders........  14,684,397      74.6%    $ 48,877,790      39.5%     $ 3.33
New investors................   5,000,000      25.4       75,000,000      60.5       15.00
                               ----------     -----     ------------     -----
     Total...................  19,684,397     100.0%    $123,877,790     100.0%
                               ==========     =====     ============     =====



The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of December 31, 1999 and excludes:



  - 1,240,867 shares of common stock issuable upon exercise of options outstanding as of December 31, 1999, at a weighted average exercise price of $3.47 per share



  - 745,083 shares of common stock issuable upon the exercise of warrants to purchase our common or preferred stock, outstanding as of December 31, 1999, at a weighted average exercise price of $4.82 per share

                            SELECTED FINANCIAL DATA


This section presents our historical financial data. You should read carefully the financial statements included in this prospectus, including the notes to the financial statements. We do not intend the selected data in this section to replace the financial statements.



We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 from the audited financial statements in this prospectus, which Ernst & Young LLP, independent auditors, audited. We derived the statement of operations data for the period from our inception to December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 from audited financial statements that are not included in this prospectus. Historical results are not necessarily indicative of results that may be expected in the future.



                                                 PERIOD FROM
                                                  INCEPTION
                                                (NOVEMBER 14,
                                                  1995) TO         YEAR ENDED DECEMBER 31,
                                                DECEMBER 31,    ------------------------------
                                                    1996         1997       1998        1999
                                                -------------   -------    -------    --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.......................................     $    --      $    --    $   102    $  1,069
Operating costs and expenses:
  Cost of revenue.............................          --           --         17         627
  Research and development....................         867        2,458      5,977       9,588
  General and administrative..................         510          858      1,782       6,804
  Sales and marketing.........................          --           --        484       1,196
                                                   -------      -------    -------    --------
Total costs and operating expenses............       1,377        3,316      8,260      18,215
                                                   -------      -------    -------    --------
Operating loss................................      (1,377)      (3,316)    (8,158)    (17,146)
Interest income...............................         116          262        302         249
Interest expense..............................         (13)         (83)      (198)       (243)
                                                   -------      -------    -------    --------
Net loss......................................      (1,274)      (3,137)    (8,054)    (17,140)
Deemed dividend to preferred stockholders.....          --           --         --       3,100
                                                   -------      -------    -------    --------
Net loss allocable to common stockholders.....     $(1,274)     $(3,137)   $(8,054)   $(20,240)
                                                   =======      =======    =======    ========
Basic and diluted net loss per common share...     $ (0.74)     $ (1.21)   $ (1.71)   $  (4.24)
                                                   =======      =======    =======    ========
Shares used in computing basic and diluted net
  loss
  per common share............................       1,720        2,591      4,700       4,772
Pro forma basic and diluted net loss per
  common share................................                                        $  (2.53)
                                                                                      ========
Shares used in computing basic and diluted pro
  forma net loss per common share.............                                           8,015



                                                               DECEMBER 31,
                                                ------------------------------------------
                                                 1996       1997        1998        1999
                                                -------    -------    --------    --------
                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $ 3,141    $ 3,986    $  9,564    $  2,208
Restricted cash...............................       --         --          --         950
Working capital...............................    2,966      3,315       7,398         522
Total assets..................................    3,911      5,598      13,275       9,777
Long term loan, less current portion..........      488        470       1,948       1,051
Accumulated deficit...........................   (1,274)    (4,411)    (12,465)    (29,605)
Total stockholders' equity....................    3,191      4,336       8,830       4,698



See notes to the financial statements for a description of the number of shares used in the computation of net loss per common share and pro forma net loss per common share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this discussion together with the financial statements and other financial information included in this prospectus.

OVERVIEW

We are a biotechnology company developing and marketing innovative products to guide and improve treatment of viral diseases. We have a proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious diseases such as AIDS, hepatitis B and hepatitis C. Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient's HIV to anti-viral drugs. We believe our products have the potential to revolutionize the way physicians treat many serious viral diseases.


Historically our revenues have consisted primarily of sales of PhenoSense HIV to pharmaceutical companies utilizing our tests in their clinical trials and preclinical studies. Recently we began generating revenue from PhenoSense HIV tests sold to physicians for use in treating their patients. We expect sales of PhenoSense HIV for patient care to grow due to increased sales and marketing activity, increasing awareness of the benefits of phenotypic testing, and the recent publication of guidelines recommending the use of resistance testing in treating HIV patients. We also expect these revenues to increase substantially relative to revenues from test sales for clinical trials.



Since our inception, we have incurred significant losses. As of December 31, 1999, our accumulated deficit was $29.6 million. Our losses have resulted principally from costs incurred in research and development, clinical laboratory scale-up, and from general and administrative costs associated with our operations. We expect to continue to incur substantial costs in these areas, as well as in sales and marketing.


RESULTS OF OPERATIONS

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998


Revenue. Revenue increased to $1.1 million in 1999 from $102,000 in 1998, an increase of $967,000. This increase was primarily attributable to revenue recognized from sales in the second half of 1999 to major pharmaceutical companies, with the balance attributable to revenue recognized from sales to physicians. In 1998, revenue was solely attributable to sales to pharmaceutical companies. Our gross margin was approximately 40% in 1999 and approximately 80% in 1998. Our expenses increased significantly in 1999 to support the expansion of our manufacturing activities related to our initiation of commercial sales of PhenoSense HIV tests to physicians in November 1999. Particularly during the first year of commercial sales, we expect fluctuations in our gross margins. This is most notably attributable to variations in demand, manufacturing capacity and processes, and the mix of our customers.


Cost of revenue. Cost of revenue increased to $627,000 in 1999 from $17,000 in 1998. The increase was due to the higher volume of test sales in 1999. Included in these costs are materials, supplies, and labor and overhead related to the tests.

Research and development. Research and development expense increased to $9.6 million in 1999 from $6.0 million in 1998, an increase of $3.6 million. The increase was primarily the result of increasing capacity and automation for our PhenoSense HIV test. We also increased our spending on clinical trials of PhenoSense HIV. We expect research and development spending to increase significantly over the next several years as we expand our research, product development and automation efforts.


General and administrative. General and administrative expense increased to $6.8 million in 1999 from $1.8 million in 1998, an increase of $5.0 million. The increase was related primarily to expanding our executive team, as well as consulting expense and the settlement of litigation. Non-cash compensation expense related to granting stock and options increased to $1.1 million in 1999, as discussed below, from no charge in 1998. We recorded legal expenses in 1999 of approximately $1.9 million for settlement and other costs arising from a lawsuit brought by a former officer and stockholder, which was settled in November 1999.



Stock based compensation. Deferred compensation for options granted to employees is the difference between the exercise price and the deemed fair value for financial reporting purposes of our common stock on the date options were granted. In connection with the grant of stock options to employees, we recorded deferred stock compensation of approximately $5.0 million during the year ended December 31, 1999, of which $490,000 was amortized as a general and administrative expense in 1999. We also granted a director a stock award of 150,000 shares of fully vested common stock in September 1999. We reflected the deemed fair value of these shares, $555,000, as a compensation charge in general and administrative expense in the quarter ended December 31, 1999.



We determined compensation for options granted to non-employees in accordance with Statement of Financial Accounting Standards No. 123 and the Emerging Issues Task Force Consensus No. 96-18 as the fair value of the equity instruments issued. We record compensation for options granted to non-employees as the related services are rendered, and the value of the compensation may be periodically remeasured and the expense adjusted accordingly as the underlying options vest. We recorded an aggregate of $48,000 as a general and administrative expense in the year ended December 31, 1999 for non-employee stock based compensation. The aggregate value of $654,000, based on the deemed fair value of our common stock at December 31, 1999, will be recorded as a general and administrative expense over the period of the related services, which is generally three months to four years.



In January and February 2000, we granted employees additional stock options to purchase 199,193 shares of common stock at $3.70 per share. We will record additional deferred stock compensation of approximately $1.6 million in the quarter ending March 31, 2000 to account for the difference between the exercise price of these employee grants and the deemed fair value for financial reporting purposes of our common stock on the date of grant. We expect to record amortization of deferred compensation of approximately $3.6 million as a general and administrative expense in 2000 related to the employee stock options granted in 1999 and February 2000. The remaining $2.5 million will be amortized through January 2004.



In January and February 2000, we also granted non-employees options to purchase 45,000 common shares at $3.70 per share. We will recognize general and administrative expense related to non-employee stock options recognized over the respective consultants' service periods and that expense will be based on the fair value of the stock option using the Black Scholes option valuation model. The aggregate option fair value of $383,000, based on the fair value of our common stock as of February 29, 2000, will be recorded over the period of the related services, which is generally three months to four years. The value may be periodically remeasured and the expense adjusted accordingly as the underlying options vest.


Sales and marketing. Sales and marketing expense increased to $1.2 million in 1999 from $484,000 in 1998, an increase of $712,000. This increase was primarily attributable to hiring our sales force and commencing sales and marketing activities. In addition, we increased spending on public relations and marketing materials.

Interest income. Interest income decreased to $249,000 in 1999 from $302,000 in 1998, a decrease of $53,000. This decrease was due to lower average cash and investment balances in 1999.

Interest expense. Interest expense increased to $243,000 in 1999 from $198,000 in 1998, an increase of $45,000. This increase was due to additional debt incurred in the second half of 1998 resulting in additional interest expense for only six months of 1998 compared to the entire year in 1999.


Deemed dividend. In November and December 1999, we sold 1,675,621 shares of Series C preferred stock for proceeds of $3.1 million. In January and February 2000, we sold an additional 8,461,645 shares of Series C preferred stock for proceeds of approximately $15.7 million. After reevaluating the fair value of our common stock in contemplation of this offering, we determined that the issuance of the Series C preferred stock resulted in a beneficial conversion feature of approximately $3.1 million in 1999 and $15.7 million in 2000, calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, "Accounting for Convertible Securities with

Beneficial Conversion Features." The beneficial conversion feature was reflected as a deemed dividend in the Statement of Operations of $3.1 million for the year ended December 31, 1999 and will be reflected as a deemed dividend of $15.7 million in the first quarter of 2000.


Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

Revenue. Revenue increased to $102,000 in 1998 while no revenue were recognized in 1997. The 1998 revenue was from the sale of PhenoSense HIV tests to one pharmaceutical company.

Cost of revenue. Cost of revenue was $17,000 in 1998. There was no cost of revenue in 1997.

Research and development. Research and development expense increased to $6.0 million in 1998 from $2.5 million in 1997, an increase of $3.5 million. The increase was due primarily to increased staffing and other personnel-related costs.

General and administrative. General and administrative expense increased to $1.8 million in 1998 from $858,000 in 1997, an increase of $924,000. The increase was primarily due to increasing our staff in support of our expanding operations. We recorded legal expenses of approximately $162,000 in 1998 for litigation related costs.

Sales and marketing. Sales and marketing expense increased to $484,000 in 1998 from no costs incurred in 1997. The cost was related to establishing a sales and marketing effort as well as incurring market research and promotional expenses in connection with marketing PhenoSense HIV to pharmaceutical companies which commenced in late 1998.

Interest income. Interest income increased to $302,000 in 1998 from $262,000 in 1997, an increase of $40,000. This increase was due to higher average cash and investment balances in 1998.

Interest expense. Interest expense increased to $198,000 in 1998 from $83,000 in 1997, an increase of $115,000. This increase was due to higher average debt outstanding during 1998.

LIQUIDITY AND CAPITAL RESOURCES

We have financed our operations since inception primarily through private sales of preferred stock and equipment financing arrangements. As of December 31, 1999, we had received net proceeds of $31.8 million from issuance of preferred stock. Through December 31, 1999, we financed equipment purchases and leasehold improvements totaling approximately $3.5 million. As of December 31, 1999, we had approximately $3.2 million in cash, cash equivalents and restricted cash. In January and February 2000, we sold Series C preferred stock for aggregate proceeds of $15.7 million. On a pro forma basis, accounting for the Series C preferred stock proceeds received in January and February 2000, we had cash, cash equivalents and restricted cash of $18.8 million as of December 31, 1999.


Our cash balance decreased from $9.6 million as of December 31, 1998 to $3.2 million as of December 31, 1999. This $6.4 million net decrease resulted from the combination of $13.4 million used in operating activities, $3.9 million used in investing activities including $2.6 million in capital expenditures, and $10.0 million provided by financing activities.


We believe that the net proceeds of this offering together with existing cash and marketable securities, borrowings under equipment financing arrangements and anticipated cash flow from operations, will be sufficient to support our operations for at least the next two years. Our actual future capital requirements will depend on many factors, including the following:

  - success of our sales and marketing efforts

  - competitive market developments

  - progress in and scope of our research and development activities

Future capital requirements will also depend on the extent to which we acquire or invest in businesses, products and technologies. If we should require additional financing due to unanticipated developments, additional financing may not be available when needed or, if available, we may not be able to obtain this financing on terms favorable to us or to our stockholders. Insufficient funds may require us to delay, scale back or eliminate some or all of our research and development programs, or may adversely affect our ability to operate as a going concern. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.


Subsequent to the commencement of our initial public offering process, we re-evaluated the deemed fair value of our common stock as of January and February 2000 and determined it to be $11.90 per share. The difference between the fair value and the price at which the preferred stock was sold is deemed to be the equivalent of a preferred stock dividend. Accordingly, for Series C preferred stock sold for $3.70 per share on an as-if converted basis in January and February 2000, we will record a deemed dividend of $15.7 million in the quarter ended March 31, 2000. This represents 100% of the proceeds received for issuing the beneficially convertible preferred stock, the limit established under the Emerging Issues Task Force Consenses No. 98-5. The deemed dividend will increase the loss attributed to common stockholders in the quarter ended March 31, 2000 and will have no impact on our balance sheet.


Income taxes. We incurred net operating losses in 1997, 1998 and 1999 and consequently we did not pay any federal, state or foreign income taxes. At December 31, 1999, we had federal and state net operating loss carryforwards of approximately $27.3 million and $13.8 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates during 2010 through 2019, if not utilized. The state of California net operating losses will begin to expire in 2003.

RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which will be effective for our fiscal year 2001. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. We believe the adoption of SFAS 133 will not have a material effect on our financial statements, since we currently do not hold derivative instruments or engage in hedging activities.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. The average duration of all of our investments in 1999 was less than one year. Due to the short-term nature of these investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore we have not included quantitative tabular disclosure in this prospectus.


We have operated primarily in the United States and all sales to date have been made in U.S. dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

                                    BUSINESS

We are a biotechnology company developing and marketing innovative products to guide and improve treatment of viral diseases. We have developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. We have a proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious diseases such as AIDS, hepatitis B and hepatitis C. Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient's HIV to anti-viral drugs. The results help physicians select appropriate drugs for their HIV patients. We are also developing PhenoSense products for other serious viral diseases and are collecting PhenoSense test results and related clinical data in an interactive database that we plan to make available to physicians for use in therapy guidance. We believe our products have the potential to revolutionize the way physicians treat many serious viral diseases.

BACKGROUND

Viruses

Viruses are microorganisms that must infect living cells to reproduce, or replicate. Many viruses cause disease in people. These viruses infect human cells and replicate, making new viruses that can infect other cells. There are many different types of viruses, but all viruses share structural and functional characteristics associated with their ability to replicate. During the replication cycle, viruses often change slightly, or mutate. For example, in an untreated HIV patient, as many as ten billion new viruses are produced each day, and at least one quarter of the new viruses have errors, or mutations, in their genes. At any given time there can be many different variants of the virus present within the body, each with a slightly different genetic sequence.

The Viral Drug Resistance Crisis


Viruses are so adaptive that the drugs used to fight them can become ineffective, making many serious viral diseases almost impossible to cure. Currently available anti-viral drugs interfere with key viral functions to prevent viruses from replicating, and therefore slow the progression of disease. However, these drugs are typically effective for only a limited time because viruses develop resistance to them through mutation, making the therapy less effective. A resistant virus is one that is less sensitive to the drug that is administered. Mutant viruses resistant to a particular drug therapy continue to replicate while the others are eliminated. Over time the mutant, resistant virus predominates, and the drug therapy fails. In response to this effect, physicians now use anti-viral drugs in combination, attacking different targets within a virus simultaneously. Combination therapy slows replication more effectively than a single drug, further delaying the development of drug resistance. In the short term, combination therapy has helped many patients. However, even combination drug therapy eventually fails in a great majority of patients, due in large part to the fact that the virus becomes resistant to some or all of the drugs used in combination.



This drug resistance crisis is most serious in HIV/AIDS. There are currently 14 FDA-approved drugs used in various combinations to treat HIV infections. Combination therapy requires each drug in the combination to be active for therapy to be most effective. If any of the drugs are not active, the therapy will likely fail more quickly. To make matters worse, each treatment failure increases the risk that the next drug combination will not work, and leaves the patient with fewer future treatment options. And, not surprisingly, drug resistant viruses are being transmitted to newly infected individuals, increasing the risk that initial treatment will not work. New drugs with increased potency and activity against drug resistant viruses are not becoming available in time to overcome this crisis. Consequently, physicians are faced with the challenge of tailoring therapy to individual patients without the tools necessary to assess drug resistance. In fact, physicians face this challenge numerous times per year for many patients.

Resistance Testing


When anti-viral therapy does not completely suppress viral replication, drug resistant variants can emerge rapidly, within days to weeks. If left unchecked, patients may be at greater risk of becoming more seriously ill unless effective drugs are promptly administered. Until recently, physicians chose drugs based on a patient's treatment history and assumptions regarding drug resistance of the patient's virus. Without drug resistance tests, physicians select drugs not knowing which drugs the patient's virus is resistant to, and frequently change all drugs in a treatment regimen even when some may still be effective. When physicians select ineffective drugs, patients become more seriously ill, suffer toxic side effects, and unnecessarily bear the costs of the drugs.


To achieve long term clinical benefit, physicians must select drugs that maximally suppress viral replication and avoid drugs to which a patient's virus is resistant. We believe that long term solutions will rely on drug resistance tests and information systems that can guide physicians in selecting the most effective drugs against the patient's virus and avoiding drugs to which the patient's virus is resistant. The need for resistance testing was affirmed in recent guidelines from a panel led by the U.S. Department of Health and Human Services recommending that resistance tests be routinely used when treating HIV patients. Resistance tests can also assist pharmaceutical companies in the development of drugs to target resistant viruses. In fact, a recent FDA advisory committee recommended emphatically that resistance testing be used in the development of all new anti-viral drugs for HIV.

Phenotypic tests determine "phenotype," which refers to an organism's outward appearance or functional characteristics. For example, eye color is a phenotype. One viral phenotype is the ability to replicate in the presence of anti-viral drugs, also referred to as "drug resistance." Phenotypic drug resistance tests directly measure the sensitivity of a patient's virus to anti-viral drugs by adding a drug to a virus sample and determining whether the virus is able to replicate in the presence of the drug. These tests eliminate much of the guesswork in making treatment decisions by providing the physician with information about drug resistance of a patient's virus.

Early phenotypic tests required culturing, or growing viruses in the laboratory. These tests were slow, labor intensive and not easily automated. Since viruses mutate while growing in culture, the process could produce inaccurate results since the virus in culture may be different from the virus in the patient. As a result, early phenotypic testing was impractical for patient management. In the absence of practical phenotypic drug resistance tests, clinicians began to use genotypic tests in an attempt to predict drug resistance indirectly. Genotypic tests detect mutations in the underlying gene sequence, or genotype, and attempt to correlate these mutations with drug resistance. However, the relationship between genotype and phenotype is complex and not easily interpreted.

OUR SOLUTION

Our PhenoSense technology has revolutionized viral drug resistance testing. Our technology uses a genetically engineered virus that replicates only once. As a result, we avoid the need to culture viruses during testing, which makes the tests more consistent and accurate and dramatically shortens the time required to complete them. Also, our tests can be automated and performed in large numbers, making them practical for routine use in clinical management of patients. We believe that our tests and the information that we collect from these tests have the potential to significantly change the way physicians treat viral diseases.


We believe our PhenoSense technology meets the needs of physicians and patients because it is:


  - DIRECT: detects drug resistance of viruses without need for complex interpretation of mutations


  - QUANTITATIVE: measures the degree of drug resistance and susceptibility, providing more than a "yes" or "no" answer


  - RELIABLE: results are accurate and reproducible

  - COMPREHENSIVE: can evaluate drug resistance to all currently available anti-viral drugs

  - VERSATILE: can be modified to evaluate new classes of anti-viral drugs

  - USER-FRIENDLY: results are easy to read and understand

  - RAPID: can be performed in eight to ten days, much faster than other phenotypic resistance tests

The cornerstone of our PhenoSense technology is a proprietary vector, which we call the "resistance test vector." This vector is a strand of viral genes that replicates when introduced into a living cell. Our vector includes two key elements. The first is a gene that produces a protein that can be easily detected, which we call an "indicator." An example of an indicator we use is luciferase, which is responsible for the glow of fireflies. The second key element is one or more specific genes derived from the patient's virus. These genes correspond to the targets of the antiviral drugs being tested. For example, many HIV drugs target an enzyme called protease that is needed for HIV to replicate. We incorporate the gene that makes protease into the vector for our HIV drug resistance test.

[RESISTANCE TEST VECTOR DIAGRAM]

ARTWORK: Diagram of resistance test vector with labels.

TEXT: Resistance Test Vector.

     Construction of a resistance test vector for use in PhenoSense tests involves:

  - the insertion of the specific genes from a patient's virus that correspond to the targets of anti-viral drugs.

  - the inclusion of an indicator, like luciferase, to allow measurement of replication.

To perform our PhenoSense tests, we:

  - obtain a blood sample from the patient

  - isolate and inactivate the virus

  - copy the viral genes corresponding to the drug targets

  - insert these genes into the vector

  - introduce the assembled vector into living cells in a test tube

  - add anti-viral drugs to the cells

  - allow the vector to complete a single round of replication

  - measure the replication of the vector using the indicator

The amount of indicator we detect is used to measure drug resistance. For example, we measure the amount of light produced by luciferase in our PhenoSense HIV test. If the virus is sensitive to the drug being tested, less light is detected. If the virus is resistant to the drug, more light is detected.


We report our resistance test results using curve diagrams, as shown below. We plot the amount of luciferase, which corresponds to the amount of virus replication, on the vertical axis against the amount of drug tested on the horizontal axis. We generate curves for both a patient's virus and a drug-sensitive control virus, and compare the two curves to quantitatively measure drug resistance. Viruses with increased resistance require more drug to inhibit replication. We produce curves for each available drug.


                      [DRUG SUSCEPTIBILITY CURVES DIAGRAM]

ARTWORK: Two charts with curves, one labeled 'susceptible' and one labeled
         'resistant.'

TEXT: Drug Susceptibility Curves.

     Test results are reported using curve diagrams. Solid curves represent the patient's virus and dotted curves represent a drug-sensitive control virus.

     Susceptible


     - When the patient curve closely aligns with the control curve, the patient's virus is sensitive to the drug;


     Resistant

     - When the patient curve shifts to the right of the control curve, the patient's virus is demonstrating increased resistance. The greater the curve shift to the right, the greater is the degree of resistance.

OUR STRATEGY

Our objective is to be the leader in developing and commercializing products and information systems to guide anti-viral therapy. Key elements of our strategy are to:

  - Establish PhenoSense HIV as the Standard of Care. We plan to aggressively market PhenoSense HIV to physicians directly and through scientific publications, clinical trials and scientific meetings, and to patients through direct-to-patient advertising. We intend to rapidly expand our physician customer base by marketing the product directly to physicians in the United States through our own sales force, initially focusing on the 1,000 leading physicians who treat 80% of the total HIV/AIDS patient population. Numerous pharmaceutical companies are already using PhenoSense HIV in their clinical trials, which we expect will further establish the value of our product in treating HIV patients. We also plan to expand the use of our tests by pharmaceutical companies in their clinical trials.

  - Expand Our PhenoSense Technology to Other Serious Viral Diseases. Using our proprietary PhenoSense technology, we intend to develop phenotypic drug resistance testing products for other viral diseases. We are developing a resistance test for hepatitis B and intend to develop one for hepatitis C.

  - Apply Our PhenoSense Technology to Drug Discovery and Development. We are developing our PhenoSense technology for use in high throughput screening applications and other drug discovery efforts. We are also assembling a library of resistance test vectors for testing of drug compounds and candidates. We intend to enter into corporate partnerships to jointly discover and develop drug candidates for the treatment of viral diseases.

  - Develop Computer-Based Therapy Guidance Tools. We believe that the data generated from our resistance tests and related patient information will be useful in guiding treatment decisions. We are assembling a proprietary database and developing software to enable the use of this information by physicians and other healthcare providers to guide individual therapy.

  - Maintain a Strong Intellectual Property Portfolio. We have patent coverage for our PhenoSense HIV product and patent applications directed to our other PhenoSense products. As we expand into new areas and diversify our business, we intend to build strong intellectual property positions to maintain our competitive advantage.

PRODUCTS

PHENOSENSE HIV


PhenoSense HIV is a phenotypic drug resistance test that measures the resistance of HIV to all available anti-viral drugs. When a physician orders a PhenoSense HIV test, a blood sample is drawn from the patient. This sample is sent to us to perform the test in our clinical laboratory located in South San Francisco, California. We then send a report detailing the results of the test to the physician, typically within two weeks. We began sales and marketing activity for PhenoSense HIV in November 1999.


HIV now affects nearly one million people in the United States and over 33 million people worldwide. Fourteen anti-viral drugs are FDA-approved for treatment of HIV infection and more than 20 additional drugs are currently being tested in clinical trials. Despite the availability of anti-viral drugs, HIV is difficult to treat effectively because it replicates rapidly and becomes resistant to individual anti-viral drugs. Selecting the right drugs when treating HIV patients is often difficult because physicians have limited information about the susceptibility to specific anti-viral drugs of the HIV infecting an individual patient. We estimate that the 300,000 HIV/AIDS patients in the United States currently receiving anti-viral therapy will require an aggregate of at least 500,000 resistance tests per year.


Physicians are increasingly using resistance testing because drug resistance in HIV/AIDS treatment has become a serious crisis. New guidelines for the management of patients with HIV, issued by a panel led by the U.S. Department of Health and Human Services, recommend that resistance tests be routinely used for HIV patients. The guidelines also state that it is reasonable to use resistance testing when selecting an initial anti-viral drug regimen because transmission of drug resistant strains of HIV has now been documented. In addition, the FDA Antiviral Drugs Advisory Committee in November 1999 emphatically recommended that resistance tests should be utilized in the development of new anti-viral drugs for HIV.


All currently FDA-approved HIV drugs target one of two important steps in the replication cycle of HIV. One group of drugs, called "reverse transcriptase inhibitors," blocks the virus from copying its genetic material. Another group, called "protease inhibitors," blocks the formation of viral proteins that are necessary for the virus to infect other cells. The vectors used in our PhenoSense HIV test incorporate the protease and reverse transcriptase gene segments from the virus of the patient being tested. Based on our knowledge of the mechanism of action of all of the HIV drugs currently in development, we believe we will be able to incorporate appropriate genes corresponding to the targets of the new drugs into our PhenoSense HIV vector.

Three prospective clinical trials have demonstrated that the use of resistance testing to guide selection of anti-viral drug treatment regimens leads to significantly better treatment outcomes than therapy selection without resistance testing. These trials included patients who had failed a standard combination therapy regimen. Patients in these trials who had their therapy guided by resistance tests had, on average, significantly lower amounts of virus in their blood; and a significantly higher percentage of those patients had undetectable levels of virus in their blood after therapy.

We have, with our collaborators, performed numerous retrospective clinical studies that support the conclusion that resistance testing of HIV patients improves their treatment outcomes. A retrospective study of 20 patients who were treated with a new drug combination after failing a previous combination regimen found that those patients whose new regimen included a greater number of susceptible drugs, as determined using PhenoSense HIV, had a significantly greater reduction in viral load for a longer period of time than those patients whose new regimen included fewer susceptible drugs. Another retrospective study of 71 HIV-infected patients found that PhenoSense HIV was a significantly better predictor of treatment outcome after failure of multiple treatment regimens than patient treatment history or other clinical factors. Two additional studies using PhenoSense HIV detected reduced drug susceptibility in the virus strains infecting approximately 25% of newly infected and untreated patients, demonstrating the value of resistance testing for these patients.


We are conducting a prospective clinical trial to reaffirm the usefulness of PhenoSense HIV. The trial involves 256 patients who are not responding to their current combination therapy and is measuring treatment outcomes, in the form of viral suppression, after their treatment regimen changes. One group of patients is tested using PhenoSense HIV prior to treatment changes. The control group is not tested. Patient enrollment for the trial is complete. Additional clinical trials are evaluating the role of PhenoSense HIV in guiding treatment decisions in newly infected adult patients, in patients treated previously with one treatment regimen and in patients treated previously with multiple treatment regimens. We expect these trials to demonstrate the potential benefits of using PhenoSense HIV at different stages of HIV therapy.


PHENOSENSE HBV


We are currently developing our PhenoSense technology to analyze drug resistance of hepatitis B virus, or HBV. HBV infection is a leading cause of liver disease and liver cancer, and leads to more than one million deaths worldwide each year. The Center for Disease Control and Prevention estimates that there are over one million people in the United States chronically infected with HBV, and over 350 million people chronically infected worldwide, mostly in Asia. We estimate that approximately half of those chronically infected would benefit from anti-viral drug therapy.


As in the case of HIV, drug resistance is a problem when treating HBV. Similar to the treatment of HIV infection, effective therapy of chronic HBV infection will likely require complex combinations of anti-viral drugs. As more drugs become available, physicians will face increasing difficulty selecting the most appropriate drug combinations for HBV patients. Therefore, we believe drug resistance testing will play a significant role in guiding HBV treatment.


The FDA has approved two drugs for the treatment of HBV infection and more than 15 drugs are in preclinical or clinical stages of development. Many of these drugs target HBV reverse transcriptase, which acts in a manner similar to HIV reverse transcriptase, to prevent the virus from copying its genes. Research efforts are ongoing to discover drugs that target other aspects of HBV's life cycle, such as the assembly of HBV viruses, or the entry of HBV into liver cells. Based on our knowledge of the mechanism of action of these drugs in research, we believe that we will be able to incorporate genes corresponding to the targets of these drugs into our PhenoSense HBV vectors.

As the use of HBV drugs increases, we expect the demand for PhenoSense HBV to grow dramatically. Prior to that time, we expect PhenoSense HBV will be used in discovery and development of new HBV drugs.

PHENOSENSE HCV


We have designed and intend to develop our PhenoSense technology to analyze drug resistance of hepatitis C virus, or HCV. HCV infection causes liver disease and liver cancer, similar to HBV. The CDC estimates that four million people in the United States and more than 170 million people worldwide are infected with HCV. We estimate that approximately 75% of patients infected with HCV may benefit from anti-viral drug therapy.


HCV replicates and mutates at extremely high rates inside an infected patient, similar to HIV and HBV. The virus is likely to develop resistance to drugs being developed for treatment. Complex combinations of drugs may then be required to increase the success of treatment. As a result, a number of major pharmaceutical companies are discovering and developing new drugs for HCV.


HCV drugs are in development that target many different aspects of HCV's life cycle. Similar to HIV drugs, there are efforts to develop HCV protease inhibitors as well as drugs that block the replication of the genetic material of HCV or the production of HCV proteins. Based on our knowledge of the mechanism of action of these drugs in research, we believe we will be able to incorporate appropriate genes that correspond to the targets of these drugs into our PhenoSense HCV vector.



We expect PhenoSense HCV will be utilized to assist in the discovery and development of HCV drugs and the assessment of drug resistance in HCV patients. As effective treatments for HCV become more widely available, we intend to offer PhenoSense HCV to assist physicians in drug treatment decisions.


OTHER PRODUCTS

GeneSeq HIV. We have developed a genotypic test, GeneSeq HIV. Genotypic tests identify gene sequence mutations that may be associated with resistance to certain drugs. We have developed GeneSeq HIV as a tool to examine and evaluate the genetic sequences of patients' HIV. We intend to use this genetic sequence information as a component of the database supporting our Therapy Guidance System described below. In addition, we also sell GeneSeq HIV to physicians who request genotypic testing and pharmaceutical companies that are developing new drugs.

Viral Fitness Test. We are developing a modified version of our PhenoSense technology to measure viral fitness. Viral fitness is a measure of a virus' ability to replicate and infect new cells. It is different from resistance in that it is a measure of ability to replicate, rather than of activity relative to a particular drug. While this technology is new, we believe that there will be numerous applications for this test. For example, in a heavily treated patient infected with a resistant strain of virus with low viral fitness, a physician may choose to maintain that patient on the regimen even though it does not fully suppress the virus. We also believe that viral fitness will be an important data category in our Therapy Guidance System.

THERAPY GUIDANCE SYSTEM


We are developing a proprietary database derived from the results of the PhenoSense HIV and other tests that we perform, as well as from data we obtain from other sources. We expect to combine this database with highly sophisticated data mining and outcome modeling software to build our Therapy Guidance System. Our Therapy Guidance System database will include genetic and physical characteristics of viruses, including their drug resistance patterns and genetic mutations. In addition, we will incorporate other clinical data including viral load, drug interactions, patient demographic data, drug side effects and cost-benefit data. We expect our Therapy Guidance System to give doctors an interactive computer tool that can be used to help them select optimal therapies based on both virus and patient characteristics. We expect to provide our Therapy Guidance System as a fee-based service over the Internet.

DRUG DISCOVERY AND DEVELOPMENT

Drug and Vaccine Screening. We are developing our PhenoSense technology for use in high throughput screening applications to evaluate large libraries of potential drugs or vaccines. We believe our drug resistance screening technology can provide more extensive information about the activity of chemical compounds than conventional assays. We expect to enter into corporate partnerships to jointly discover and develop drug candidates for the treatment of viral diseases as well as potential vaccines. We will evaluate the activity of compounds or vaccines against viruses selected from our extensive collection of patient samples.

Clinical Trials. Because clinical trials are the most expensive part of drug development, pharmaceutical companies are trying to improve the outcomes of clinical trials by using the methods of "pharmacogenomics," the scientific discipline focused on how genetic differences among patients determine or predict responsiveness or adverse reactions to particular drugs. In a similar way, pharmaceutical companies are applying our PhenoSense technology to help select patients for clinical trials. This selection process may allow companies to guide important drug development decisions before large resource commitments are made. To date, we have signed testing agreements with the following pharmaceutical companies involved in AIDS drug development: Agouron, Abbott, Bristol-Myers Squibb, Gilead Sciences, GlaxoWellcome and Merck. We intend to grow our clinical research business by applying our technology and expertise to other serious viral diseases.

We are also involved in more than 30 trials with leading government and academic organizations evaluating a number of HIV drugs and drug regimens including: the NIH/AIDS Clinical Trials Group, the University of California, San Francisco, the University of California, San Diego, the Aaron Diamond AIDS Research Center, and the University of Colorado. We expect these trials will further support the utility of PhenoSense HIV resistance testing.

SALES AND MARKETING

We commenced sales and marketing activity for PhenoSense HIV in November 1999. We currently have five experienced sales representatives promoting PhenoSense HIV and focus on several major U.S. markets -- New York, San Francisco, Los Angeles, Chicago, Washington, D.C. and Miami. Within these regions, we are initially targeting the 1,000 leading HIV physicians who treat 80% of the HIV/AIDS patients in the United States. We plan to aggressively expand our direct sales force over the coming months. Outside the United States, we intend to enter into relationships with other companies to serve these markets.

We employ a wide range of public relations and communications channels to promote our products. Our marketing strategies focus on physician, patient and payor education in order to increase market awareness of PhenoSense HIV and resistance testing. We are sponsoring and participating in conferences and scientific meetings, advertising in relevant journals and publications, and continuing to develop literature and sales support tools. Additionally we target patients directly through advertising.

We have implemented a reimbursement strategy relating to PhenoSense HIV. We have a toll free hotline to assist customers in obtaining reimbursement or pre-approval for testing services from healthcare payors. We are also actively educating both private and public payors about ongoing clinical research in drug resistance testing to maximize reimbursement.


In addition, we plan to make PhenoSense HIV more broadly available through multiple national and regional reference laboratories and hospitals. We currently have distribution agreements with national reference laboratories including Quest Diagnostics, Laboratory Corporation of America, Specialty Laboratories and American Medical Laboratories. Under these agreements, these entities perform numerous services for us including collection of samples, shipping the samples to us, billing and reporting the results to doctors.

PATENTS AND PROPRIETARY RIGHTS

We will be able to protect our technology from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Patents and other proprietary rights are an essential element of our business. We have an issued U.S. patent, with claims to the method of carrying out our PhenoSense HIV test and composition of matter claims for our HIV resistance test vector. As of December 1999, we have filed nine patent applications in the United States and corresponding foreign patent applications. Our policy is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of our business. Our commercial success will depend in part on obtaining this patent protection. We also seek protection through confidentiality and proprietary information agreements. Some of the intellectual property we use is owned by a third party. We license it on a non-exclusive basis. Other companies may have patents or patent applications relating to products or processes similar to, competitive with or otherwise related to our products. These products and processes include technologies relating to hepatitis C virus. Patents covering these technologies may adversely impact our ability to commercialize one or more of our PhenoSense products.


Roche License



We license technology for performing a step in our PhenoSense test from Roche Molecular Systems, Inc. This license is non-exclusive and lasts for the life of the patent term of the last licensed Roche patent. In exchange for the license, we have agreed to pay Roche a royalty based on net revenues we receive. We also agreed to participate in proficiency testing in accordance with applicable quality assurance standards and to comply with all relevant regulations and standards. Further, we have agreed to give Roche a reasonable opportunity to negotiate for a license to use any technology we develop related to the reaction technology we license from Roche, such as the automation of the method for performing the reaction.


COMPETITION

We face, and will continue to face, competition from organizations such as other biotechnology companies and commercial laboratories, as well as academic and research institutions.

Our major competitors include manufacturers and distributors of phenotypic drug resistance technology, such as Virco, and makers of genotypic tests and instrumentation, such as PE Biosystems and Visible Genetics. Each of these competitors is attempting to establish its test as the standard of care among opinion leaders. Although genotypic tests are currently cheaper and faster, we believe that PhenoSense HIV is superior because it eliminates guesswork when evaluating test results by providing:

  - a direct measure which does not rely on correlation between genetic mutations and drug resistance

  - a quantitative measure of the degree of drug resistance

Some of our competitors have substantially greater financial resources and larger research and development staffs than we do. In addition, they may have significantly greater experience in developing products, obtaining the necessary regulatory approvals of products, and the processing and marketing of products.

Our ability to compete successfully will depend, in part, on our ability to:

  - demonstrate the degree of clinical benefit of our products relative to their costs

  - develop proprietary products

  - develop and maintain products that reach the market first

  - develop products that are technologically superior to other products in the market

  - obtain patent or other proprietary protection for our products and technologies

  - obtain reimbursement coverage from payors

  - attract and retain scientific and product development personnel

REGULATION AND REIMBURSEMENT

Regulation of Clinical Laboratory Operations


The Clinical Laboratory Improvement Amendments of 1988, extends federal oversight to virtually all clinical laboratories by requiring that laboratories be certified by the federal government, by a federally-approved accreditation agency or by a state that has been deemed exempt from the regulation's requirements. Pursuant to these Federal clinical laboratory regulations, clinical laboratories must meet quality assurance, quality control and personnel standards. Labs also must undergo proficiency testing and inspections. Standards are based on the complexity of the method of testing performed by the laboratory.



These regulations categorize our laboratory as high complexity, and we believe we are in compliance with the more stringent standards applicable to high complexity testing for personnel, quality control, quality assurance and patient test management. Our clinical laboratory holds a Certificate of Registration under these regulations, which allows us to conduct testing pending determination of compliance through a survey. Our laboratory recently was surveyed by the College of American Pathologists, which is a federally-approved accreditation agency. The College of American Pathologists has not yet issued a final determination regarding accreditation, and we cannot guarantee that we will be granted a certificate or accreditation.



In addition to the Federal laboratory regulations, states, including California, may require laboratory licensure and may adopt regulations that are more stringent than federal law. We believe we are in material compliance with California and other applicable state laws and regulations.



The sanctions for failure to comply with Federal or state clinical laboratory regulations, or accreditation requirements of federally-approved agencies, may be suspension, revocation or limitation of a laboratory's certificate or accreditation. There also could be fines and criminal penalties. The suspension or loss of a license, failure to achieve or loss of accreditation, imposition of a fine, or future changes in applicable federal or state laws or regulations or in the interpretation of current laws and regulations, could have a material adverse effect on our business.


Medical Waste and Radioactive Materials

We are subject to licensing and regulation under federal, state and local laws relating to the handling and disposal of medical specimens and hazardous waste and radioactive materials as well as to the safety and health of laboratory employees. Our clinical laboratory is operated in material compliance with applicable federal and state laws and regulations relating to disposal of all laboratory specimens. We utilize the outside vendors for disposal of specimens.

Although we believe that we are currently in compliance in all material respects with such federal, state and local laws, failure to comply could subject us to denial of the right to conduct business, fines, criminal penalties and other enforcement actions.

Occupational Safety


In addition to its comprehensive regulation of safety in the workplace, the federal Occupational Safety and Health Administration, has established extensive requirements relating to workplace safety for healthcare employers, including clinical laboratories, whose workers may be exposed to blood-borne pathogens such as HIV and the hepatitis B virus. These regulations, among other things, require work practice controls, protective clothing and equipment, training, medical follow-up, vaccinations and other measures designed to minimize exposure to chemicals and transmission of the blood-borne and airborne pathogens.

Specimen Transportation

Regulations of the Department of Transportation, the Public Health Service and the Postal Service apply to the surface and air transportation of clinical laboratory specimens.

Regulation of Coverage and Reimbursement

Revenues for clinical laboratory testing services come from a variety of sources, including Medicare and Medicaid programs; other third-party payors, including commercial insurers, Blue Cross Blue Shield plans, health maintenance and other managed care organizations; and patients, physicians, hospitals and other laboratories. We have applied to become a Medicare laboratory services provider. We have submitted Medicaid provider applications in certain key states. Medicare, Medicaid and most other third party payors do not cover services they deem to be still investigational or otherwise not reasonable and necessary for diagnosis or treatment. While recently issued guidelines of the Department of Health and Human Services recommend drug resistance testing for HIV patients, this does not assure coverage by Medicare or any other payors.

We are unable to predict whether and under what circumstances Medicare, Medicaid and other payors will cover resistance testing services. Denial of such coverage by payors would have a material adverse impact on our business.


Since 1984, Congress has periodically lowered the ceilings on Medicare reimbursement for clinical laboratory services from previously authorized levels. In addition, state Medicaid programs are prohibited from paying more than Medicare for clinical laboratory tests. In most instances, they pay significantly less. Similarly, other payors, including managed care organizations, have sought on an ongoing basis to reduce the costs of healthcare by limiting utilization and payment rates. Actions by Medicare or other payors to reduce reimbursement rates or limit coverage or utilization of resistance testing will have a direct adverse impact on our revenues and cash flows. We cannot predict whether reductions or limitations will occur, though we feel some reductions are likely.


Fraud and Abuse Regulation


Existing federal laws governing Medicare and Medicaid and other federal healthcare programs, as well as similar state laws, impose a variety of broadly described fraud and abuse prohibitions on healthcare providers, including clinical laboratories. Multiple government agencies enforce these laws. The Health Insurance Portability and Accountability Act of 1996 provides for the establishment of a program to coordinate federal, state and local law enforcement programs. Over the last several years, the clinical laboratory industry has also been the focus of major government enforcement actions.


One set of fraud and abuse laws, the federal anti-kickback laws, prohibits clinical laboratories from, among other things, making payments or furnishing other benefits intended to induce the referral of patients for tests billed to Medicare, Medicaid, or certain other federally funded programs. California also has its own Medicaid anti-kickback law, as well as an anti-kickback law that prohibits payments made to physicians to influence the referral of any patients. California laws also limit the ability to use a non-employee sales force.

Under another federal provision, known as the "Stark" law or "self-referral" prohibition, physicians who have an investment or compensation relationship with a clinical laboratory may not, unless a statutory exception applies, refer Medicare or Medicaid patients for testing to the laboratory. In addition, a laboratory may not bill Medicare, Medicaid or any other party for testing furnished pursuant to a prohibited referral. There is a California self-referral law, as well, which applies to all patient referrals.


Currently, we have a financial relationship with one referring physician, who serves as part-time medical director at our clinical laboratory. Very few of this physician's patients, if any, are federal healthcare program patients. In addition, we do not bill for services furnished to any patients referred by this physician. The California anti-kickback law may have exceptions applicable to our relationship with this physician. We plan to seek a written opinion from California officials to determine whether this relationship is appropriate.

There are a variety of other types of federal and state anti-fraud and abuse laws, including laws prohibiting submission of false or otherwise improper claims to federal healthcare programs, and laws limiting the extent of any differences between charges to Medicare and Medicaid and charges to other parties. We seek to structure our business to comply with the federal and state anti-fraud and abuse laws. We cannot predict, however, how these laws will be applied in the future, and we cannot be sure arrangements will not be found in violation of them. Sanctions for violations of these laws may include exclusion from participation in Medicare, Medicaid and other federal healthcare programs, criminal and civil fines and penalties, and loss of license. Any of these could have a material adverse effect on us.


EMPLOYEES



As of March 24, 2000, we had 109 employees, of whom 10 hold PhD or MD degrees and 18 hold other advanced degrees. Approximately 41 employees are engaged in clinical laboratory operations, including 15 licensed healthcare professionals. There are 25 employees in research and development, and 33 in sales, marketing, information systems, finance and other administrative functions. We believe we maintain excellent relations with our employees.


FACILITIES

We currently lease 27,000 square feet of office and laboratory space in South San Francisco, California. In May 2000, we will begin leasing an additional 40,000 square feet of office and laboratory space at a South San Francisco location. In July 2001 we will begin leasing a building adjacent to this space, adding 54,000 square feet of space. We believe these facilities will meet our space requirements for clinical reference laboratory operations, research and development, and administration for the next several years. Our lease on our current and future facilities expire in the years 2004 and 2010, respectively. All leases provide options to extend.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

SCIENTIFIC ADVISORY BOARD

We have established an internationally renowned Scientific Advisory Board to provide specific expertise in areas of research and development relevant to our business. Our Scientific Advisory Board meets periodically with our scientific and development personnel and management to discuss our present and long-term research and development activities. Scientific Advisory Board members include the following leaders in scientific and clinical HIV research:

STEPHEN P. GOFF, PHD -- Higgens Professor of Biochemistry and Molecular Biophysics at the College of Physicians and Surgeons of Columbia University, and an Investigator of the Howard Hughes Medical Institute

DAVID D. HO, MD -- Scientific Director and Chief Executive Officer of the Aaron Diamond AIDS Research Center, and a Professor of The Rockefeller University.

STEPHEN H. HUGHES, PHD -- Chief, Retrovirus Replication Laboratory and Head, Vector Design and Replication Section of the HIV Drug Resistance Program at the National Cancer Institute -- Frederick Cancer Research and Development Center

DOUGLAS D. RICHMAN, MD -- Professor of Pathology and Medicine (Infectious Diseases) at the University of California, San Diego School of Medicine

ROBERT T. SCHOOLEY, MD -- Gill Professor of Medicine and Head of the Infectious Disease Division at the University of Colorado Health Sciences Center

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


The following table sets forth, as of March 24, 2000, certain information concerning our executive officers and directors:



              NAME                  AGE                       POSITION
              ----                  ---                       --------
William D. Young................    55     Chairman, Chief Executive Officer and Director
Martin H. Goldstein.............    50     President and Director
Frank Barker....................    57     Vice President, Information Technology and
                                           Chief Information Officer
Nicholas S. Hellmann, MD........    41     Vice President, Clinical Research
Christos J. Petropoulos, PhD....    46     Vice President, Research and Development
Robin M. Toft...................    39     Vice President, Sales and Marketing
Patricia A. Wray................    43     Vice President, Human Resources
Richard M. Beleson(1)(2)........    46     Director
Anders Hove, MD(1)..............    34     Director
Cristina H. Kepner(2)...........    54     Director
Albert L. Zesiger(1)(2).........    70     Director


-------------------------
(1) Member of the compensation committee.

(2) Member of the audit committee.

WILLIAM D. YOUNG has served as our Chief Executive Officer since November 1999 and has served as the Chairman of the Board since May 1999. From March 1997 to October 1999, Mr. Young was Chief Operating Officer at Genentech, Inc., a biotechnology company. As COO at Genentech, Mr. Young was responsible for all of the company's development, operations and commercial functions. Mr. Young joined Genentech in 1980 as Director of Manufacturing and Process Sciences and held various positions prior to becoming COO. Prior to joining Genentech, Mr. Young was employed by Eli Lilly and Company for 14 years. Mr. Young is a member of the board of directors of IDEC Pharmaceuticals, Inc., VaxGen, Inc. and Energy Biosystems, Inc. He received his BS in chemical engineering from Purdue University and his MBA from Indiana University.

MARTIN H. GOLDSTEIN has served as our President since May 1996 and as a director since November 1995. Mr. Goldstein was one of our co-founders in 1995 and has served in other executive officer positions, including Chief Executive Officer and Chief Operating Officer, since that time. From 1993 to May 1996, Mr. Goldstein was a consultant to privately held biotechnology companies in the areas of patents and licensing. From 1991 to 1993, Mr. Goldstein was Vice President, General Counsel and Secretary of Epimmune, Inc., a biotechnology company. From 1989 to 1991, Mr. Goldstein was Vice President, General Counsel and Secretary of Xoma Corporation, a biotechnology company. From 1985 to 1989, Mr. Goldstein was Patent Counsel at Genentech. From 1983 to 1985, he was a patent attorney at Hoffmann-LaRoche, a pharmaceutical company. He received his MS in physiology from the University of Florida School of Medicine and a JD from Cardozo School of Law of Yeshiva University.

FRANK BARKER has served as our Vice President, Information Technology and Chief Information Officer since November 1999. From 1996 until January 2000, Mr. Barker was Senior Vice President and Chief Information Officer for HealthCor, Inc., a home healthcare provider. From 1993 to 1996, Mr. Barker was Vice President of Client Services for Antrim, Corp., a laboratory information systems vendor. From 1993 to 1996, he was Chief Operating Officer for CHC, Inc., a hospital and laboratory information systems vendor.

NICHOLAS S. HELLMANN, MD has served as our Vice President, Clinical Research since September 1997. From 1995 to 1997, Dr. Hellmann was Director of Clinical Research at Gilead Sciences, Inc., a biopharmaceutical company. In 1995 he was employed as a clinical scientist at Genentech. From 1993 to

1995, he was Associate Director of Antiviral Clinical Research at Bristol-Myers Squibb, a pharmaceutical company. Dr. Hellmann has been involved with clinical care of patients with infectious diseases, especially HIV infection, and infectious disease research since 1982. He received his MD degree from the University of Kentucky and completed his internal medicine residency and infectious diseases fellowship training at the University of California, San Francisco.

CHRISTOS J. PETROPOULOS, PHD has served as our Director of Research and Development since August 1996, became Senior Director of Research and Development in September 1997 and was named our Vice President, Research and Development in November 1999. From 1992 to 1996, Dr. Petropoulos was a scientist at Genentech where he headed the Molecular Virology Laboratory and the Research Virology and Molecular Detection Laboratories from 1994 to 1996. Dr. Petropoulos received his PhD in molecular and cell biology from Brown University.

ROBIN M. TOFT has served as our Vice President, Sales and Marketing since May 1998. From 1996 to May 1998 Ms. Toft was employed with Laboratory Corporation of America, or LabCorp, a national clinical laboratory, first as national sales director and then as Associate Vice President of Business Development. From 1991 through 1996, Ms. Toft worked in sales for National Health Laboratories, a clinical laboratory, which merged with Roche Biomedical Laboratories to form LabCorp in 1995. Ms. Toft received her BS in medical technology from Michigan State University.

PATRICIA A. WRAY has served as our Senior Director of Human Resources since September 1998 and was named our Vice President of Human Resources in November 1999. From 1997 until September 1998, Ms. Wray operated her own human resources consulting business. From 1989 to 1997, Ms. Wray was an internal consultant and director with Genentech. She received her MS from Michigan State University.

RICHARD M. BELESON has served on our board of directors since May 1996. Mr. Beleson is Senior Vice President for Capital Research Company, an investment company. Prior to joining Capital Research in 1984, he was a research analyst for Boettcher & Company.

ANDERS HOVE, MD has served on our board of directors since August 1998. Dr. Hove has been a member of the Bellevue Group in Zurich, Switzerland since 1996, which focuses on investing in public and private biotechnology companies in the United States and in Europe. Dr. Hove is also a director of The Medicines Company. From 1992 to 1996, Dr. Hove held various corporate positions in clinical development and marketing at Ciba-Geigy Pharmaceuticals Division, Basel, Switzerland.

CRISTINA H. KEPNER has served on our board of directors since May 1996. Ms. Kepner is Director, Executive Vice President and Corporate Finance Director at Invemed Associates LLC, an investment banking firm which she joined in 1978. Ms. Kepner serves on the board of directors of Quipp, Inc.

ALBERT L. ZESIGER has served on our board of directors since August 1999. Mr. Zesiger is a founding Principal of Zesiger Capital Group LLC, an investment advisory firm. He has been in the money management business for over 30 years. He also serves on the board of directors of Durect Corporation, Eos Biotechnology, Inc., Hayes Medical Inc., and Praecis Pharmaceuticals Inc. and is Co-Chair of Asphalt Green, Inc., a non-profit corporation.

BOARD COMPOSITION

Upon the closing of this offering, in accordance with the terms of our restated certificate of incorporation, the terms of office of the board of directors will be divided into three classes:

  - Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001

  - Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002

  - Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003

Our Class I directors will be Messrs. Beleson and Young, our Class II directors will be Mr. Goldstein and Ms. Kepner, and our Class III directors will be Dr. Hove and Mr. Zesiger. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

COMMITTEES OF THE BOARD OF DIRECTORS

The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

Our compensation committee reviews and makes recommendations to the board concerning compensation and benefits of all of our executive officers, administers our stock option plan and establishes and reviews general policies relating to compensation and benefits of our employees.

DIRECTOR COMPENSATION

Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In addition, all directors are eligible to participate in our 2000 Equity Incentive Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 1999, Messrs. Beleson, Hove and Young served as members of our compensation committee. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation awarded or paid to, or earned or accrued for services rendered to us in all capacities during 1999 by our chief executive officer, and the four other most highly compensated officers whose total compensation exceeded $100,000 during 1999. The compensation described in the table does not include medical, group life insurance or other benefits which, in the aggregate, are available generally to all our salaried employees and perquisites and other personal benefits which do not exceed the lesser of $50,000 or 10% of the executive officer's salary disclosed in this table. We refer to these executive officers as our "named executive officers" in other parts of this prospectus.

                                                                           LONG TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                         ANNUAL COMPENSATION          --------------------
                                   -------------------------------    NUMBER OF SECURITIES
   NAME AND PRINCIPAL POSITION      SALARY      BONUS       OTHER      UNDERLYING OPTIONS
   ---------------------------     --------    --------    -------    --------------------
William D. Young.................  $ 51,868    $825,000(1)      --          650,000(2)
  Chairman of the Board and
  Chief Executive Officer
Martin H. Goldstein..............  $258,310          --         --           13,612(3)
  President and Director
Nicholas S. Hellmann.............  $182,676    $ 45,000         --               --
  Vice President, Clinical
     Research
Christos J. Petropoulos..........  $130,912    $  7,421         --            5,775(3)
  Vice President, Research and
  Development
Robin M. Toft....................  $158,339          --    $48,084(4)            --
  Vice President, Sales and
  Marketing

---------------------------
(1) Consists of a stock bonus granted to Mr. Young prior to his employment with us in consideration of his service as our Chairman of the Board. At the time of grant, these shares had an aggregate fair value of $555,000. For a more detailed discussion of this grant, see "Employment Agreements -- William D. Young." Also includes $270,000 in cash bonuses accrued in 1999 that will be paid in 2000.

(2) For a detailed description of these option grants, see "-- Employment Agreements -- William D. Young."

(3) This option is intended to be an incentive stock option. The shares underlying this option vest monthly over 48 months beginning on April 30, 1999. The exercise price of this option is $5.40 per share.

(4) Includes a housing allowance of $20,074 and forgiveness of $28,010 owed to us by Ms. Toft.

                               1999 OPTION GRANTS

The following table sets forth information concerning stock options granted to each of our named executive officers during 1999:


                                                                                    POTENTIAL REALIZABLE VALUE
                                             PERCENTAGE                                  AT ASSUMED ANNUAL
                            NUMBER OF         OF TOTAL                                    RATES OF STOCK
                            SECURITIES        OPTIONS                                   PRICE APPRECIATION
                            UNDERLYING       GRANTED TO    EXERCISE                       FOR OPTION TERM
                             OPTIONS        EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
           NAME              GRANTED         YEAR 1999     PER SHARE      DATE           5%            10%
           ----             ----------      ------------   ---------   ----------   ------------   ------------
William D. Young..........   250,000(1)(2)      24.5%        $3.14      11/11/09     $5,323,355     $8,941,534
                             250,000(1)(2)      24.5          3.14      11/11/09      5,323,355      8,941,534
                             150,000(2)         14.7          3.14      11/11/09      3,194,013      5,364,921
Martin H. Goldstein.......    13,612(3)          1.3          5.40       3/30/09        259,083        456,086
Christos J. Petropoulos...     5,775(3)          0.6          5.40       3/30/09        109,918        193,498


---------------------------
(1) These options were granted outside of our equity incentive plans.

(2) For a description of the vesting of these options, see "-- Employment Agreements -- William D. Young."

(3) One forty-eighth of the underlying shares vest each month beginning on April 30, 1999.

Except where noted, the figures in the table above represent options granted under our 2000 Equity Incentive Plan. We granted options to purchase 1,019,675 shares of our common stock in 1999. All options were granted at an exercise price equal to the fair value of the common stock on the date of grant as determined by our board of directors.


The exercise price of the options listed in the table above is equal to the fair value of our common stock on the date of grant, as determined by the board of directors. Because there has been no public market for our common stock, in determining the fair value, the board of directors gives consideration to a number of factors, including the following:



- the available cash and financial condition of our company and our difficulty raising capital in 1999



- the share price in our most recent round of preferred stock financing



- the material differences between the rights, preferences and privileges of the most-recently issued series of preferred stock and the rights of the common stock



- the stage of development of our company



- the valuations of other companies in our industry at similar stages of development



- other factors that the board of directors deems relevant



In view of the variety of factors considered by the board in determining the fair market value of our common stock on any given date, the board does not believe it is practicable to quantify or otherwise assign relative weight to the specific factors considered in determining fair market value.



You should note the disparity between the exercise price of the options in the table above and the assumed public offering price. Because of this disparity, we have used the assumed public offering price to compute the potential realizable option values in the table above.



The potential realizable value represents amounts, net of exercise price before taxes, that may be realized upon exercise of the options immediately prior to the expiration of their terms assuming appreciation of 5% and 10% over the option term. The 5% and 10% are calculated based on rules promulgated by the Securities and Exchange Commission and an assumed initial public offering price of $15.00 per share and do not reflect our estimate of future stock price growth. The actual value realized may be greater or less than the potential realizable value set forth in the table.

                               1999 OPTION VALUES


The following table sets forth information concerning the number and value of exercisable and unexercisable options held by each of the named executive officers as of December 31, 1999. The value of unexercised in-the-money options at December 31, 1999 represents an amount equal to the difference between the assumed initial public offering price of $15.00 per share and the option exercise price, multiplied by the number of unexercised in-the-money options. An option is in-the-money if the fair value of the underlying shares exceeds the exercise price of the options.





                                        NUMBER OF SECURITIES
                                             UNDERLYING                 VALUE OF UNEXERCISED
                                       UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS
                                         DECEMBER 31, 1999              AT DECEMBER 31, 1999
                                    ----------------------------    ----------------------------
               NAME                 EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
               ----                 -----------    -------------    -----------    -------------
William D. Young..................     533,125        129,375       $6,315,800      $1,513,200
Martin H. Goldstein...............       2,552         11,060           24,499         106,176
Christos J. Petropoulos...........       5,925          7,350           79,933          83,207
Robin M. Toft.....................      19,791         42,709          233,534         503,966



As of December 31, 1999, 500,000 of the shares subject to options held by William D. Young would, if exercised, be subject to a repurchase right in our favor that lapses over time as described in "-- Employment Agreements -- William
D. Young."



EMPLOYEE BENEFIT PLANS


2000 Equity Incentive Plan

In November 1995, our board of directors adopted our 1996 Stock Plan, and the plan was approved by our stockholders on May 1996. In February 2000, we approved an amendment and restatement of the plan, and re-named the plan the "2000 Equity Incentive Plan." As amended, a total of 4,200,000 shares of common stock are authorized for issuance under the plan. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant.

The plan permits the grant of options to our directors, executive officers, key employees and consultants and certain of our advisors. Options may be either incentive stock options to employees within the meaning of Section 422 of the Internal Revenue Code or non-statutory stock options. In addition, the plan permits the grant of stock bonuses and rights to purchase restricted stock. Except in specified circumstances, no person may be granted options covering more than 1,000,000 shares of common stock in any calendar year.

The plan is administered by the board of directors or a committee appointed by the board. The board has delegated the authority to administer the plan to our compensation committee. Subject to the limitations set forth in the plan, the compensation committee and the administrator have the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a non-statutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to specified restrictions, to specify other terms of awards.

The maximum term of options granted under the plan is ten years. Incentive stock options granted under the plan generally are non-transferable. Non-statutory stock options generally are non-transferable, although the applicable option agreement may permit some transfers. Options generally expire from one to three months after the termination of an optionholder's service. However, if an optionholder is permanently disabled or dies during his or her service, that person's options generally may be exercised up to 12 months following disability or death.

The exercise price of options granted under the plan is determined by the board of directors or committee in accordance with the guidelines set forth in the plan. The exercise price of an incentive stock option cannot be less than 100% of the fair value of the common stock on the date of grant. The exercise price of a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

Options granted under the plan vest at the rate determined by the board of directors or committee and specified in the option agreement. The terms of any stock bonuses or restricted stock purchase awards granted under the plan will be determined by the board of directors or committee. The purchase price of restricted stock under any restricted stock purchase agreement will be determined by the board of directors or committee and will not be less than 85% of the fair value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the plan are generally non-transferable, although the applicable award agreement may permit some transfers.

In the event of a change in control in our ownership as defined in our plan, all outstanding stock awards under the plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute such stock awards, then the vesting and exercisability of outstanding awards will accelerate prior to the change in control and such awards will terminate to the extent not exercised prior to the change in control. The board of directors may amend or terminate the plan at any time. Amendments will generally be submitted for stockholder approval to the extent required by applicable law.


As of December 31, 1999, we had issued and outstanding under the plan options to purchase 740,867 shares of common stock and 394,253 shares had been purchased upon the exercise of previously held options. The per share exercise prices of these outstanding options range from $0.32 to $5.40. In February 2000, we granted to our employees and non-employees stock options to purchase 244,193 shares of common stock at an exercise price of $3.70 per share.


2000 Employee Stock Purchase Plan

In February 2000, we adopted the 2000 Employee Stock Purchase Plan. A total of 500,000 shares of common stock has been reserved for issuance under the purchase plan. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors may authorize participation by eligible employees, including executive officers, in periodic offering following the commencement of the purchase plan. The initial offering under the purchase plan will commence on the effective date of this offering and terminate on January 31, 2002.

Unless otherwise determined by the board of directors, employees are eligible to participate in the purchase plan only if they are employed by us or one of our subsidiaries designated by the board of directors for at least 20 hours per week and are customarily employed for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of common stock on specified dates determined by the board of directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment.

In the event of a merger, reorganization, consolidation or liquidation, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent right substituted by the successor corporation or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board of directors has the authority to amend or terminate the purchase plan, provided, however, that no such action may adversely affect any outstanding rights to purchase common stock.

EMPLOYMENT AGREEMENTS

William D. Young

We have an agreement with William D. Young governing his employment as our Chief Executive Officer. Our employment agreement provides for a base salary of $300,000 per year, plus a yearly incentive bonus as part of our bonus program based on objectives established by the board of directors after consultation with Mr. Young, plus a yearly special bonus of between $50,000 and $100,000, grossed up for tax purposes. In addition, the agreement contains a non-solicitation agreement.

As required by the agreement, prior to the commencement of Mr. Young's employment, we also granted him a stock bonus award of 150,000 fully vested shares of our common stock, in consideration of his past service as our Chairman of the Board prior to becoming our chief executive officer. The agreement also provides for the following:

  - a cash bonus in the gross amount of $180,000, granted on January 15, 2000, and an additional cash bonus in the gross amount of $180,000, to be granted on April 15, 2000

  - an incentive stock option under our 2000 Equity Incentive Plan covering 150,000 shares of our common stock, to vest as to 30,000 shares on December 31, 1999 and as to an additional 2,500 shares at the end of each month thereafter

  - a non-statutory stock option, granted outside of our 2000 Equity Incentive Plan, covering 250,000 shares of our common stock, to vest as to 25% after the first year of employment and the remaining 75% in equal installments over the next three years. This option may be exercised prior to vesting, but unvested portions acquired will be subject to a repurchase right by us that will expire gradually consistent with the vesting schedule

  - a non-statutory stock option, granted outside of our 2000 Equity Incentive Plan, covering 250,000 shares of our common stock. This option vests 100% after the five years of employment, unless either one of the following occurs before that date:

     - a merger or acquisition or initial public offering where the per share valuation of our common stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest

     - our product revenue for any fiscal year exceeds $20.0 million, in which case 125,000 shares shall immediately vest

This option may also be exercised prior to vesting, subject to our repurchase right.

Any of these options may be exercised by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in our control or liquidation, Mr. Young is terminated without cause or resigns for good reason.

Our agreement with Mr. Young specifies that Mr. Young's employment is at-will. If we terminate his employment for any reason other than for cause, however, or if his employment is terminated as a result of death or permanent disability, we have also agreed to continue to pay him, or his estate, his base salary, at the level in effect at the time of termination, for an additional 12 months. Also, we have agreed that in any of these events the vesting of his options shall accelerate, either for an additional 12 months or, after he has been employed for more than two years, in full.

Martin H. Goldstein


We have an agreement with Martin H. Goldstein governing his employment as our President. The agreement provided that the stock options granted to Mr. Goldstein under the agreement were to vest over four years. These options are now fully vested.



Our agreement with Mr. Goldstein specifies that Mr. Goldstein's employment is at-will. If we terminate his employment for any reason other than for cause, however, or if his employment is terminated as a result of death or permanent disability, we have also agreed to continue to pay him, or his estate, his base salary, at the level in effect at the time of termination, for an additional six months.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and executive officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. We have also entered into agreements to indemnify some of our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, executive officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS


The following table sets forth information regarding beneficial ownership of our common stock as of March 24, 2000, by:


  - each of our directors

  - each of our named executive officers

  - each person who beneficially owns more than five percent of the outstanding shares of common stock

  - all of our directors and executive officers as a group

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally means that a person has beneficial ownership of a security and warrants if he or she possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days. Information with respect to beneficial ownership has been furnished to us by each director, officer or 5% or more stockholder, as the case may be. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.


This table lists applicable percentage ownership based on 14,687,397 shares of common stock outstanding as of March 24, 2000, and also lists applicable percentage ownership based on 19,687,397 shares of common stock outstanding after completion of this offering. Options and warrants to purchase shares of our common stock that are exercisable within 60 days of March 24, 2000, are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage. Shares underlying options and warrants that are deemed beneficially owned are listed in this table separately in the column labeled "Shares Subject to Options." These shares are included in the number of shares listed in the column labeled "Total Number."


Unless otherwise indicated, the address for each person or entity named below is ViroLogic, Inc., 270 East Grand Avenue, South San Francisco, California 94080.


                                                            SHARES BENEFICIALLY OWNED
                                         ---------------------------------------------------------------
                                                       SHARES SUBJECT
                                           TOTAL         TO OPTIONS      PERCENT BEFORE    PERCENT AFTER
       NAME OF BENEFICIAL OWNER            NUMBER       AND WARRANTS        OFFERING         OFFERING
       ------------------------          ----------    --------------    --------------    -------------
Anders Hove(1).........................   3,804,710       199,705             25.6%            19.1%
  Biotech Growth S.A.
Albert L. Zesiger(2)...................   2,676,598            --             18.2             13.6
  Zesiger Capital Group
Richard M. Beleson(3)..................     955,157           631              6.5              4.9
  Capital Management Services, Inc.
Martin H. Goldstein(4).................     464,813         4,324              3.2              2.4
Cristina H. Kepner(5)..................     360,937        59,445              2.4              1.8
  Invemed Associates, Inc.
William D. Young.......................     193,125        43,125              1.3                *
Christos J. Petropoulos................      82,459         7,459                *                *
Nicholas S. Hellmann...................      75,292           292                *                *
Robin M. Toft..........................      25,000        25,000                *                *
Daniel Capon(6)........................   1,831,170            --             12.5              9.3
All directors and executive officers as
  a group (11 persons)(7)..............   8,648,283       350,173             57.5             43.2


(footnotes on next page)

---------------------------
 *  Represents beneficial ownership of less than 1%.


(1) Includes 3,605,005 shares held by Biotech Growth S.A., a fully owned subsidiary of BB Biotech A.G., and 199,705 shares that Biotech Growth may acquire on or before May 23, 2000 by exercising warrants that it holds. Mr. Hove disclaims beneficial ownership of these shares and warrants. Mr. Hove's business address is c/o Bellevue Research, 1 Cambridge Center, 9th Floor, Cambridge, MA 02142.



(2) Includes 2,614,098 shares held by entities for whom Zesiger Capital Group acts as an investment advisor. The largest of these entities is the State of Oregon Public Employee Retirement system which owns 968,750 shares, representing approximately 6.6% and 4.9% of the total number of shares outstanding before and after the offering, respectively. Mr. Zesiger shares voting and investment power over shares held by these entities and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Mr. Zesiger's business address is c/o Zesiger Capital Group, 320 Park Avenue, New York, NY 10022.


(3) Includes 941,026 shares held by Capital Management Services, Inc. and 631 shares that Capital Management Services may acquire on or before April 15, 2000 by exercising warrants that it holds. Mr. Beleson shares voting and investment power over the shares and warrants held by Capital Management Services and disclaims beneficial ownership of these shares and warrants except to the extent of his pecuniary interest therein. Mr. Beleson's business address is c/o Capital Group, One Market, Stewart Tower, Suite 1800, San Francisco, CA 94105.

(4) Includes 50,000 shares held in trust by Mr. Goldstein for his children. Also includes 8,239 shares held in our 401(k) plan of which Mr. Goldstein serves as a trustee. Mr. Goldstein disclaims beneficial ownership of these shares.

(5) Includes 267,060 shares held by Invemed Associates, Inc. Ms. Kepner shares voting and investment power over the shares held by Invemed and disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein. Ms. Kepner's business address is c/o Invemed Associates, 375 Park Avenue, Suite 2205, New York, NY 10152.


(6) Includes 25,000 shares held by Dr. Capon in trust for his children as well as 150,000 shares held by his wife, Miriam Siekevitz. Dr. Capon disclaims beneficial ownership of these shares. The business address of Dr. Capon, our Chairman Emeritus, is 1324 Rollins Road, Burlingame, CA 94010.


(7) Includes:

    - shares listed in footnotes 1 through 5


    - 10,192 shares acquirable by an executive officer not listed separately in the table above on or before May 23, 2000 by exercising vested stock options

                           RELATED PARTY TRANSACTIONS


The following is a description of transactions since inception to which we have been a party, in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management."

The following persons or entities purchased securities in the amounts set forth, on an as-converted to common basis, in the chart below. We sold shares of our Series A preferred stock between May 1996 and May 1997. We sold shares of our Series B preferred stock in August 1998. We sold shares of our Series C preferred stock between August 1999 and February 2000.


                                            COMMON         SERIES A     SERIES B     SERIES C
             PURCHASER(1)                    STOCK         FINANCING    FINANCING    FINANCING       WARRANTS
             ------------               ---------------   -----------   ---------   -----------   --------------
DIRECTORS AND PRINCIPAL STOCKHOLDERS
Richard M. Beleson....................               --       843,750      97,276        13,500              631
  Capital Management Services, Inc.
Cristina H. Kepner....................               --       101,562       4,864       195,066           59,445
  Invemed Associates, Inc.
Anders Hove...........................               --            --   2,237,354     1,756,756          241,748
  Biotech Growth S.A.
Albert L. Zesiger.....................               --     1,124,998          --     1,676,600               --
  Zesiger Capital Group,
Daniel Capon..........................        1,387,500            --          --       892,920               --

EXECUTIVE OFFICERS
William D. Young......................          150,000            --          --            --               --
Martin H. Goldstein...................          402,250            --          --        50,000               --
Nicholas S. Hellmann..................           75,000            --          --            --               --
Christos J. Petropoulos...............           75,000            --          --            --               --

OTHER TRANSACTION INFORMATION
Price per share.......................  $0.002 to $3.70         $3.20       $6.40         $3.70   $0.02 to $8.00


-------------------------
(1) See "Principal Stockholders" for more detail on shares held by these purchasers.


We were involved in a dispute with Dr. Daniel Capon, a significant stockholder and former employee. We settled the dispute in November 1999. In connection with this settlement we purchased shares of our common stock held by him for $225,000 in cash and allowed Dr. Capon to retain 100,000 shares of our common stock that we had the right to repurchase.


We have entered into an Amended and Restated Investor Rights Agreement with each of the purchasers of our preferred stock pursuant to which these and other stockholders will have registration rights following this offering with respect to their shares of common stock issued upon conversion of their preferred stock.

We have entered into, or prior to this offering will enter into, indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into these agreements with our future directors and executive officers.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

Immediately following the closing of this offering, our authorized capital stock will consist of 60,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share.

This summary does not purport to be complete and is subject to, and qualified in its entirety by: the provisions of our certificate of incorporation, as amended and restated; various documents and agreements evidencing warrants and registration rights, all of which are included as exhibits to the registration statement which this prospectus is a part; and applicable provisions of Delaware law.

COMMON STOCK


As of March 24, 2000, and assuming the conversion of all outstanding preferred stock into common stock upon the closing of this offering, there were outstanding 14,687,397 shares of common stock held of record by 152 stockholders, options to purchase 1,434,028 shares of common stock and warrants to purchase 742,083 shares of common stock. The holders of common stock are entitled to one vote per share on all matters to be voted on by the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


PREFERRED STOCK


As of March 24, 2000, assuming the closing of this offering, all outstanding shares of preferred stock would have been converted into 9,587,769 shares of common stock. See Note 5 to financial statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be amended and restated to delete all references to such shares of preferred stock. The certificate of incorporation, as restated, gives to the board of directors the authority, without further action by stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon such preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preference and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could:


  - adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments and payments upon liquidation

  - decrease the market price of our common stock

  - delay, deter or prevent a change in our control

We have no present plans to issue any shares of preferred stock.

In November 1997, all of our outstanding shares of Series A preferred stock were converted into shares of common stock. No shares of Series A preferred stock remain outstanding.

WARRANTS


In connection with the private placement of our Series A preferred stock, in May 1996, we issued warrants which are now exercisable for up to 396,094 shares of common stock, all of which remain unexercised as of March 24, 2000. The exercise price of these warrants is $3.68 per share.



In connection with the private placement of our Series B preferred stock in August, 1998, we issued warrants to purchase shares of our common stock and preferred stock which, after the offering, will be exercisable for 243,122 shares of common stock, of which 243,106 remain unexercised as of March 24, 2000. The exercise prices of these warrants range from $0.02 to $5.91 per share of common stock.



In connection with leases for our facilities and financing agreements between May 1998 and August 1998, we issued warrants to purchase 105,883 shares of our common stock, 102,883 of which remain unexercised as of March 24, 2000. The exercise prices of these warrants range from $3.68 to $8.00 per share.


The exercise price of each of our outstanding warrants is subject to customary adjustments upon stock splits, stock dividends or subdivisions. Additionally, the warrants are subject to customary adjustments upon a sale of all or substantially all of our assets or upon our reorganization, reclassification, consolidation or merger. The exercise prices of the warrants are also subject to adjustment in the event of our subsequent issuance of common stock at a price per share less than their respective exercise prices. None of our warrants confer upon the holder any voting or any other rights of our stockholders, and are subject to certain registration rights agreements described below.

REGISTRATION RIGHTS


Pursuant to the Amended and Restated Investor Rights Agreement, as amended, and individual warrant agreements between us and some of our investors, the investors, holding an aggregate of 12,965,690 shares of our common stock issued or issuable upon conversion of our outstanding preferred stock and upon exercise of outstanding warrants to purchase common stock, have registration rights pertaining to the securities they hold, exercisable any time following 180 days after the effective date of this offering. If we propose to register any of our securities under the Securities Act for our own account or the account of any of our stockholders other than these holders of registrable shares, holders of such registrable shares are entitled to notice of the registration and are entitled to include registrable shares therein, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in such registration. In addition, commencing 180 days after the effective date of the registration statement of which this prospectus is a part, we may be required to prepare and file a registration statement under the Securities Act at our expense if requested to do so by the holders of at least 30% of the registrable shares, or by holders who propose to register securities, the aggregate offering price of which, net of underwriting discounts and commissions, equals or exceeds $10.0 million. We are required to use our best efforts to effect such registration. We are not obligated to effect more than three of such stockholder-initiated registrations. Further, holders of registrable securities may require us to file additional registration statements on Form S-3.


We are required to bear substantially all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expenses for us and adversely affect any future equity offerings.

ANTI-TAKEOVER PROVISIONS

Delaware Law

We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A

"business combination" includes mergers, asset sale or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. The statute could have the effect of delaying, deferring or preventing a change in our control.

Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation, which will become effective shortly following the closing of this offering, provides that our board of directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of our current board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of directors. Our certificate of incorporation provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. In addition, our bylaws provide that special meetings of our stockholders may be called only by the chairman of the board, our president, our chief executive officer, or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Our certificate of incorporation also specifies that the authorized number of directors may be changed only by resolution of the board of directors and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors. These and other provisions contained in our certificate of incorporation and bylaws could delay or discourage certain types of transactions involving an actual or potential change in our control or change in our management (including transactions in which stockholders might otherwise receive a premium for their shares over then current prices) and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and, therefore, could adversely affect the price of our common stock.

TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for our common stock is American Stock Transfer & Trust.


LISTING

We have applied to list our common stock on the Nasdaq National Market under the symbol "VLGC."

                        SHARES ELIGIBLE FOR FUTURE SALE


When the offering is completed, we will have a total of 19,687,397 shares of common stock outstanding. The 5,000,000 shares offered by this prospectus will be freely tradeable unless they are purchased by our "affiliates," as defined in Rule 144 under the Securities Act. Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144. The remaining 14,687,397 shares are "restricted," which means they were originally sold in offerings that were not subject to a registration statement filed with the Securities and Exchange Commission. These restricted shares may generally be resold only through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144.


RULE 144

Generally, Rule 144 as currently in effect provides that, beginning 90 days after the first date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


  - one percent of the number of shares of common stock then outstanding, which based on the shares outstanding as of March 24, 2000, will equal approximately 196,874 shares; or


  - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceeding the filing of the notice on Form 144 with respect to the sale.

Rule 144 provides limitation as the manner of sales and imposes requirements as to notice and the availability of current public information about us.

Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, may sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted (including by a lock-up agreement), a person who has been a non-affiliate for at least two years may sell his or her shares in the open market.


One hundred eighty days after the date of this prospectus 9,464,722 shares of our common stock will be eligible for sale under Rule 144 (including 2,595,214 shares under Rule 144(k)) or Rule 701. The remaining shares will become eligible for sale under Rule 144 or Rule 701 from time to time during the 180 days thereafter.


RULE 701

Rule 701 permits any of our employees, officers, directors or consultants who purchased their shares under a compensatory stock or option plan or other written agreement prior to the effective date of this offering to sell such shares under Rule 144 without complying with the holding period, public information, volume limitation or notice requirement of Rule 144. All holders of Rule 701 shares may not sell their Rule 701 shares until 90 days after the date of this prospectus. However, substantially all shares of our common stock issued under Rule 701 are subject to lock-up agreements described above.

REGISTRATION RIGHTS


The holders of 12,291,658 shares of common stock and of warrants exercisable for 674,032 shares of common stock will be entitled to certain rights with respect to the registration of these shares under the Securities Act. After these shares are registered, they will be freely tradable.

LOCK-UP AGREEMENTS


All of our stockholders have entered into lock-up agreements with us prohibiting them from offering, selling, pledging or otherwise disposing of their shares for a period of 180 days after the date of this prospectus. In addition, our directors and officers and other stockholders who together own 10,822,517 shares of common stock have agreed to similar lock-up agreements with the underwriters prohibiting them from offering, selling, pledging or otherwise disposing of these shares for the same 180-day period. This generally means that the stockholders cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details.

                                  UNDERWRITING

We have entered into an underwriting agreement with the underwriters named below. CIBC World Markets Corp., ING Barings LLC and Prudential Securities Incorporated are acting as representatives of the underwriters.

The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specified number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:


                        UNDERWRITER                           NUMBER OF SHARES
                        -----------                           ----------------
CIBC World Markets Corp. ...................................
ING Barings LLC.............................................
Prudential Securities Incorporated..........................
                                                              -----------------
  Total.....................................................      5,000,000
                                                              =================


The underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

The shares should be ready for delivery on or about             , 2000 against
payment in immediately available funds. The representatives have advised us that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to other securities
dealers at such price less a concession of $     per share. The underwriters may
also allow, and such dealers may reallow, a concession not in excess of
$     per share to other dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.


We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of 750,000 additional shares from us to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to public will be
$          , and the total proceeds to us will be $          . The underwriters
have severally agreed that, to the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.



The following table provides information regarding the amount of the discount to be paid to the underwriters by us:


                                              TOTAL WITHOUT EXERCISE OF     TOTAL WITH FULL EXERCISE OF
                                 PER SHARE      OVER-ALLOTMENT OPTION          OVER-ALLOTMENT OPTION
                                 ---------   ----------------------------   ---------------------------
ViroLogic......................      $                    $                              $


We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $1.7 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.


We, our officers and directors and some other stockholders have agreed to a 180-day "lock up" with respect to 10,822,517 shares of common stock that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock. This means that for a period of 180 days following the date of this prospectus, we and such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of CIBC World Markets Corp.


The representatives have informed us that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.


The underwriters have reserved for sale up to 250,000 shares for employees, directors and other persons associated with us. These reserved shares will be sold at the initial public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public in the offering will be reduced to the extent reserved shares are purchased by such persons. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by such persons.


There is no established trading market for the shares. The offering price for the shares has been determined by us and the representatives, based on the following factors:

  - estimates of our business potential and earnings prospects

  - an assessment of our management

  - consideration of the above factors in relation to market valuations of companies in related businesses

Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. The underwriters may, however, engage in the following activities in accordance with the rules:

  - Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

  - Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

  - Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the shares. These transactions may occur on the Nasdaq National Market or otherwise. If such transactions are commenced, they may be discontinued without notice at any time.


One of the representatives, Prudential Securities Incorporated, facilitates the making of new issues online through its Prudential Securities.com division. Clients of Prudential Advisors(SM) may view offering terms and a prospectus online and place orders through their financial advisors. Other than the prospectus in electronic format, the information on the Prudential Securities Incorporated website is not part of this prospectus or the registration statement of which this prospectus forms a part and has not been approved or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

                                 LEGAL MATTERS

Certain legal matters with respect to the legality of the issuance of shares of common stock offered by this prospectus will be passed upon for us by Cooley Godward LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by McDermott, Will & Emery.

                                    EXPERTS

Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Securities and Exchange Commission in connection with this offering. In addition, upon completion of the offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at "http://www.sec.gov."

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ViroLogic, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

After the offering, we expect to provide annual reports to our stockholders that include financial statements examined and reported on by our independent auditors.

                         INDEX OF FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Ernst & Young LLP, Independent Auditors...........  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
ViroLogic, Inc.

We have audited the accompanying balance sheets of ViroLogic, Inc. as of December 31, 1998 and 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViroLogic, Inc. at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Palo Alto, California
February 4, 2000, except as to Notes 1 and 9

for which the date is March   , 2000


--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the one for two reverse stock split described in Notes 1 and 9 to the financial statements.

                                          /s/ ERNST & YOUNG LLP

Palo Alto, California

February 4, 2000

                                VIROLOGIC, INC.

                                 BALANCE SHEETS
                   (in thousands, except par value per share)


                                                                                      PRO FORMA
                                                                                    STOCKHOLDERS'
                                                                DECEMBER 31,          EQUITY AT
                                                            --------------------    DECEMBER 31,
                                                              1998        1999          1999
                                                            --------    --------    -------------
                                                                                     (Unaudited)
ASSETS
Current assets:
  Cash and cash equivalents...............................  $  9,564    $  2,208
  Accounts receivable, net of allowance for bad debts of
     $63..................................................        --         550
  Inventory...............................................        --         287
  Restricted cash.........................................        --         950
  Other current assets....................................       100         310
                                                            --------    --------
     Total current assets.................................     9,664       4,305
Property and equipment, net...............................     3,538       5,028
Other assets..............................................        73         444
                                                            --------    --------
     Total assets.........................................  $ 13,275    $  9,777
                                                            ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $    586    $  1,457
  Accrued compensation....................................       163         560
  Other accrued liabilities...............................       568         788
  Deferred revenue........................................       148          81
  Current portion of loan.................................       801         897
                                                            --------    --------
     Total current liabilities............................     2,266       3,783
Long term portion of loan.................................     1,948       1,051
Long term deferred rent...................................       231         245
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $0.001 par value, 13,959 shares
     authorized; issuable in series; 3,935 and 9,749
     shares issued and outstanding at December 31, 1998
     and 1999, respectively, (2,450 and 5,357,
     respectively, on an as-if converted basis) (none-pro
     forma); aggregate liquidation preference of $23,349
     at December 31, 1999 (none -- pro forma).............         4          10      $     --
  Common stock, $0.001 par value, 30,000 shares
     authorized; 4,810 and 5,097 shares issued and
     outstanding at December 31, 1998 and 1999,
     respectively (10,454 shares -- pro forma)............         5           5            10
  Additional paid-in capital..............................    21,381      38,812        38,817
  Notes receivable from officers and employees............       (95)        (46)          (46)
  Deferred compensation...................................        --      (4,478)       (4,478)
  Accumulated deficit.....................................   (12,465)    (29,605)      (29,605)
                                                            --------    --------      --------
     Total stockholders' equity...........................     8,830       4,698      $  4,698
                                                            ========    ========      ========
     Total liabilities and stockholders' equity...........  $ 13,275    $  9,777
                                                            ========    ========


                            See accompanying notes.

                                VIROLOGIC, INC.

                            STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                               1997       1998        1999
                                                              -------    -------    --------
Revenue.....................................................  $    --    $   102    $  1,069
Operating costs and expenses:
  Cost of revenue...........................................       --         17         627
  Research and development..................................    2,458      5,977       9,588
  General and administrative................................      858      1,782       6,804
  Sales and marketing.......................................       --        484       1,196
                                                              -------    -------    --------
     Total costs and operating expenses.....................    3,316      8,260      18,215
                                                              -------    -------    --------
Operating loss..............................................   (3,316)    (8,158)    (17,146)
Interest income.............................................      262        302         249
Interest expense............................................      (83)      (198)       (243)
                                                              -------    -------    --------
Net loss....................................................   (3,137)    (8,054)    (17,140)
Deemed dividend to preferred stockholders...................       --         --       3,100
                                                              -------    -------    --------
Net loss allocable to common stockholders...................  $(3,137)   $(8,054)   $(20,240)

Basic and diluted net loss per common share.................  $ (1.21)   $ (1.71)   $  (4.24)
                                                              =======    =======    ========
Shares used in computing basic and diluted net loss per
  common share..............................................    2,591      4,700       4,772
                                                              =======    =======    ========
Pro forma basic and diluted net loss per common share
  (unaudited)...............................................                        $  (2.53)
                                                                                    ========
Shares used in computing pro forma basic and diluted net
  loss per common share (unaudited).........................                           8,015
                                                                                    ========


                            See accompanying notes.

                                VIROLOGIC, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
                (in thousands, except shares and per share data)

                                                                                                NOTES
                                         CONVERTIBLE                                          RECEIVABLE
                                       PREFERRED STOCK        COMMON STOCK       ADDITIONAL      FROM
                                     -------------------   -------------------    PAID-IN     OFFICERS &     DEFERRED
                                       SHARES     AMOUNT     SHARES     AMOUNT    CAPITAL     EMPLOYEES    COMPENSATION
                                     ----------   ------   ----------   ------   ----------   ----------   ------------
Balance as of December 31, 1996....   2,733,596    $ 3      2,287,500    $ 2      $ 4,531       $ (71)       $    --
Issuance of Series A convertible
  preferred stock..................   2,674,216      2             --     --        4,275          --             --
Conversion of Series A preferred
  stock to common stock............  (5,407,812)    (5)     2,703,906      3           --          --             --
Repurchase of common stock.........          --     --       (265,625)    --            2          --             --
Issuance of common stock in
  exchange for notes...............          --     --        106,750     --           72         (72)            --
Exercise of stock options..........          --     --          3,749     --            1          --             --
Repayment of notes receivable......          --     --             --     --           --           4             --
Net loss...........................          --     --             --     --           --          --             --
                                     ----------    ---     ----------    ---      -------       -----        -------
Balance as of December 31, 1997....          --     --      4,836,280      5        8,881        (139)            --
Issuance of Series B convertible
  preferred stock..................   3,935,158      4             --     --       12,508          --             --
Repurchase of common stock.........          --     --         (6,666)    --           (2)         --             --
Exercise of common stock options...          --     --         15,000     --            5          (4)            --
Repurchase of restricted common
  shares...........................          --     --        (34,375)    --          (11)         11             --
Exercise of common stock warrant...          --     --             12     --           --          --             --
Repayment of note receivable.......          --     --             --     --           --          37             --
Net loss...........................          --     --             --     --           --          --             --
                                     ----------    ---     ----------    ---      -------       -----        -------
Balance as of December 31, 1998....   3,935,158      4      4,810,251      5       21,381         (95)            --
Exercise of stock options, net of
  repurchases......................          --     --         25,004     --           18          --             --
Issuance of Series C convertible
  preferred stock..................   5,814,107      6             --     --       10,729          --             --
Issuance of common stock...........          --     --        261,223     --        1,113          --             --
Stock award to officer.............          --     --            150     --          555          --             --
Repayment of note receivable.......          --     --             --     --           --          16             --
Forgiveness of note receivable.....          --     --             --     --           --          33             --
Deferred compensation..............          --     --             --     --        4,968          --         (4,968)
Amortization of deferred
  compensation.....................          --     --             --     --           --          --            490
Stock-based compensation related to
  consultant options...............          --     --             --     --           48          --             --
Net loss...........................          --     --             --     --           --          --             --
Deemed dividend to preferred
  stockholders.....................          --     --             --     --       (3,100)         --             --
                                                                                    3,100
                                     ----------    ---     ----------    ---      -------       -----        -------
Balance as of December 31, 1999....   9,749,265    $10      5,096,628    $ 5      $38,812       $ (46)       $(4,478)
                                     ==========    ===     ==========    ===      =======       =====        =======


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                       DEFICIT        EQUITY
                                     -----------   -------------
Balance as of December 31, 1996....   $ (1,274)      $  3,191
Issuance of Series A convertible
  preferred stock..................         --          4,277
Conversion of Series A preferred
  stock to common stock............         --             (2)
Repurchase of common stock.........         --              2
Issuance of common stock in
  exchange for notes...............         --             --
Exercise of stock options..........         --              1
Repayment of notes receivable......         --              4
Net loss...........................     (3,137)        (3,137)
                                      --------       --------
Balance as of December 31, 1997....     (4,411)         4,336
Issuance of Series B convertible
  preferred stock..................         --         12,512
Repurchase of common stock.........         --             (2)
Exercise of common stock options...         --              1
Repurchase of restricted common
  shares...........................         --             --
Exercise of common stock warrant...         --             --
Repayment of note receivable.......         --             37
Net loss...........................     (8,054)        (8,054)
                                      --------       --------
Balance as of December 31, 1998....    (12,465)         8,830
Exercise of stock options, net of
  repurchases......................         --             18
Issuance of Series C convertible
  preferred stock..................         --         10,735
Issuance of common stock...........         --          1,113
Stock award to officer.............         --            555
Repayment of note receivable.......         --             16
Forgiveness of note receivable.....         --             33
Deferred compensation..............         --             --
Amortization of deferred
  compensation.....................         --            490
Stock-based compensation related to
  consultant options...............         --             48
Net loss...........................    (17,140)       (17,140)
Deemed dividend to preferred
  stockholders.....................         --             --
                                      --------       --------
Balance as of December 31, 1999....   $(29,605)      $  4,698
                                      ========       ========


                            See accompanying notes.

                                VIROLOGIC, INC.

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1998        1999
                                                              -------    --------    --------
OPERATING ACTIVITIES
  Net loss..................................................  $(3,137)   $ (8,054)   $(17,140)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................      173         517       1,135
     Non-cash stock-based compensation......................       --          --       2,227
     Changes in assets and liabilities:
       Accounts receivable..................................       --          --        (550)
       Inventory............................................       --          --        (287)
       Other current assets.................................      (64)         21        (210)
       Accounts payable.....................................      394         151         871
       Accrued compensation.................................       57          62         397
       Other accrued liabilities............................       30         502         223
       Deferred rent........................................       20         222          11
       Deferred revenue.....................................       --         148         (67)
                                                              -------    --------    --------
          Net cash used in operating activities.............   (2,527)     (6,431)    (13,390)
INVESTING ACTIVITIES
Purchases of short-term investments.........................   (6,534)    (14,500)         --
Maturities and sales of short-term investments..............    5,254      18,423          --
Other assets................................................       19         (52)       (371)
Restricted cash.............................................       --          --        (950)
Capital expenditures........................................     (969)     (2,585)     (2,625)
                                                              -------    --------    --------
          Net cash (used in) provided by investing
            activities......................................   (2,230)      1,286      (3,946)
FINANCING ACTIVITIES
Principal payments on long term debt........................     (164)       (540)       (801)
Borrowings under long term debt.............................      204       2,639          --
Proceeds from issuance of common stock, net of common stock
  repurchases...............................................        1          (1)         30
Repayments of notes receivable..............................        4          37          16
Net proceeds from issuance of preferred stock...............    4,277      12,512      10,735
                                                              -------    --------    --------
          Net cash provided by financing activities.........    4,322      14,647       9,980
                                                              -------    --------    --------
          Net increase (decrease) in cash and cash
            equivalents.....................................     (435)      9,502      (7,356)
Cash and cash equivalents at beginning of year..............      497          62       9,564
                                                              -------    --------    --------
Cash and cash equivalents at end of year....................  $    62    $  9,564    $  2,208
                                                              =======    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest......................................  $    83    $    198    $    243
                                                              =======    ========    ========
SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Notes receivable issued to officers and employees for common
  stock purchase............................................  $    72    $      4    $     --
                                                              =======    ========    ========
Deferred stock compensation.................................  $    --    $     --    $  4,968
                                                              =======    ========    ========


                            See accompanying notes.

                                VIROLOGIC, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1999
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation


ViroLogic, Inc., a biotechnology company, was incorporated in the state of Delaware on November 14, 1995. ViroLogic is developing and marketing innovative products to guide and improve treatment of viral diseases. ViroLogic has developed a way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. ViroLogic has a proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious viral diseases such as AIDS, hepatitis B and hepatitis C. Through December 31, 1998, ViroLogic was in the development stage. ViroLogic commenced commercial operations in 1999, and therefore ceased to be in the development stage during 1999 for financial reporting purposes.


Management's Plans


As of December 31, 1999, ViroLogic had an accumulated deficit of approximately $29.6 million. Management expects to continue to incur substantial operating losses for the foreseeable future primarily as a result of expected increases in expenses for:



  - sales and marketing



  - expanding patient sample processing capabilities



  - research and product development costs



  - acquisition of additional office space and other necessary facilities



  - general and administrative costs



In January and February 2000, ViroLogic consummated the sale of an additional 8,461,645 shares of Series C convertible preferred stock, or 4,230,823 shares of common stock on an as-if converted basis, from which ViroLogic received proceeds of approximately $15.7 million. ViroLogic may need additional funding.



ViroLogic currently does not have a credit facility or committed sources of capital. To the extent operating and capital resources are insufficient to meet future requirements, ViroLogic will have to raise additional funds to continue the development and commercialization of future technologies. These funds may not be available on favorable terms, or at all. If adequate funds are not available on attractive terms, ViroLogic may be required to curtail operations significantly or to obtain funds by entering into financing, supply or collaboration agreements on unattractive terms. In addition, ViroLogic may choose to raise additional capital due to market conditions or strategic considerations even if it has sufficient funds for current or future operating plans.



ViroLogic believes that its available cash, cash equivalents and restricted cash of $3.2 million as of December 31, 1999 along with the $15.7 million net proceeds of its January and February 2000 sales of Series C convertible preferred stock and available borrowing capacity under existing equipment financing arrangements will be adequate to fund its operations through at least December 31, 2000.


Unaudited Pro Forma Stockholders' Equity


If ViroLogic consummates its initial public offering as described in Note 9, all of the convertible preferred stock outstanding will automatically convert into common stock. ViroLogic has adjusted the unaudited pro

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


forma stockholders' equity at December 31, 1999 for the assumed conversion of preferred stock based on the shares of preferred stock outstanding at December 31, 1999 and excluding the sales of preferred stock in January and February 2000.


Reverse Stock Split


On February 21, 2000, ViroLogic's board of directors approved a one for two reverse split of its common stock. The accompanying financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents


ViroLogic considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date. Management has classified ViroLogic's marketable securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity, when material. Interest income includes realized gains and losses. The cost of securities sold is based on the specific identification method.



ViroLogic invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations and money market funds with strong credit ratings. ViroLogic has established guidelines regarding diversification of its investments and their maturities which should maintain safety and liquidity.


Inventory


Inventory is stated at the lower of standard cost, which approximates actual cost, or market. At December 31, 1999, inventories consisted mainly of raw materials used in the performance of tests.


Property and Equipment


Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally five years. Computer hardware and software are generally depreciated over three years. Furniture and equipment acquired under equipment financing is amortized over the shorter of the useful lives of the furniture or equipment or the applicable financing period. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the lease term.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

Impairment of Long-Lived Assets


In accordance with the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), ViroLogic reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, ViroLogic would recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the asset's carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 1999, there have been no such losses.


Revenue Recognition


ViroLogic currently recognizes revenue solely from sales of its tests upon the delivery of test results to customers. Deferred revenue relates to cash received in advance of delivery of the test results.


Research and Development


ViroLogic expenses research and development costs as incurred. Research and development expenses consist primarily of salaries and related personnel costs, material, supply costs for prototypes and expenses related to clinical trials to validate ViroLogic's testing processes and procedures and related overhead expenses.


Stock-Based Compensation


ViroLogic accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (APB 25), which does not require the recognition of compensation expense for options granted to employees with exercise prices equal to the fair value of the common stock at the date of grant. Note 5 includes the fair value disclosures required by Statement of Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). SFAS No. 123 requires the disclosure of pro forma information regarding net loss and net loss per share as if ViroLogic had accounted for its stock options under the fair value method.



ViroLogic accounts for stock option grants to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services," which requires the options subject to vesting to be periodically re-valued and expensed over their vesting periods.


Comprehensive Income (Loss)


As of January 1, 1998, ViroLogic adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires ViroLogic to include in other comprehensive income unrealized gains or losses on available-for-sale securities. Comprehensive loss equalled net loss for the years ended December 31, 1997, 1998 and 1999.


Segment Reporting


Effective in January 1998, ViroLogic adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

establishes annual and interim reporting standards for an enterprise's operating segments and related disclosures about its products, services, geographic areas and major customers. ViroLogic has determined that it operates in only one segment. Accordingly, the adoption of SFAS 131 had no impact on ViroLogic's financial statements.

Net Loss Per Share


Basic earnings per share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to ViroLogic's right of repurchase. Diluted earnings per share give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock and stock options and warrants, calculated using the treasury stock method. Potentially dilutive securities have been excluded from the diluted earnings per share computations, as they have an antidilutive effect due to ViroLogic's net loss.



The computation of pro forma net loss per share includes shares issuable upon the conversion of outstanding shares of convertible preferred stock, using the as-if converted method, from the original date of issuance.


A reconciliation of shares used in the calculations is as follows:


                                                               YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                          1997          1998          1999
                                                       ----------    ----------    -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Actual:
Net loss allocable to common shares..................   $(3,137)      $(8,054)      $(20,240)
                                                        =======       =======       ========
Weighted-average shares of common stock
  outstanding........................................     2,671         4,826          4,856
Less: weighted-average shares subject to
  repurchase.........................................       (80)         (126)           (84)
                                                        -------       -------       --------
Weighted-average shares used in basic and diluted net
  loss per common share..............................     2,591         4,700          4,772
                                                        =======       =======       ========
Basic and diluted net loss per common share..........   $ (1.21)      $ (1.71)      $  (4.24)
                                                        =======       =======       ========
Pro forma:
  Net loss...........................................                               $(20,240)
                                                                                    ========
Shares used above....................................                                  4,772
Adjusted to reflect weighted-average effect of
  assumed conversion of preferred stock
  (unaudited)........................................                                  3,243
                                                                                    --------
Weighted-average shares used in pro forma basic and
  diluted net loss per common share (unaudited)......                                  8,015
                                                                                    ========
Pro forma basic and diluted net loss per common share
  (unaudited)........................................                               $  (2.53)
                                                                                    ========

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


The following outstanding options and warrants, prior to the application of the treasury stock method, and convertible preferred stock, on an as-converted basis, were excluded from the computation of diluted net loss per share, as they had an antidilutive effect:



                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              1997      1998      1999
                                                              -----    ------    ------
                                                                   (IN THOUSANDS)
Convertible preferred stock (as-if converted basis).........    --     2,450     5,357
Stock options...............................................   215       357     1,241
Warrants to purchase common stock...........................   457       518       518
Warrants to purchase preferred stock (as-if converted
  basis)....................................................    --       227       227


Significant Concentrations

Financial instruments that potentially subject ViroLogic to concentrations of credit risk primarily consist of cash equivalents and marketable securities (see
Note 2).


In 1998, one company represented 100% of total revenues. In 1999, two customers represented 41% and 33% of total revenues, respectively. The accounts receivable balances as of December 31, 1999 were $196,289 and $159,825 for these two customers, respectively.


ViroLogic relies on a few companies as the sole source of various materials in its testing process. Any extended interruption in the supply of these materials could result in the failure to meet customer demand.

Recent Accounting Pronouncements


In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities" (SFAS 133), which provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. SFAS 133 is effective for fiscal years beginning after June 15, 2000 and is not anticipated to have an impact on ViroLogic's results of operations or financial condition when adopted, as ViroLogic holds no derivative financial instruments and does not currently engage in hedging activities.



In March 1998, the AICPA issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 requires that entities capitalize certain costs related to internal use software once certain criteria have been met. ViroLogic adopted the provisions of SOP 98-1 on January 1, 1999. ViroLogic capitalized costs totaling $222,000 related to laboratory information software placed in service during 1999 in accordance with SOP 98-1. The expected asset life is 17 months and accumulated amortization of $104,000 was recorded in 1999.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

2. CASH EQUIVALENTS

The following is a summary of cash equivalents at December 31, 1998 and 1999:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1999
                                                              ------    ------
                                                               (IN THOUSANDS)
Money market fund...........................................  $1,985    $2,111
Corporate notes.............................................   7,538        --
                                                              ------    ------
                                                              $9,523    $2,111
                                                              ======    ======

As of December 31, 1998 and 1999, the fair value approximated the amortized cost of available-for-sale securities. As of December 31, 1998 and 1999, the average portfolio duration was less than 90 days.


There were no material gross realized gains or losses from sales of securities or material unrealized gains or losses on investments at December 31, 1998 and 1999.


3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                (IN THOUSANDS)
Machinery, equipment and furniture..........................  $ 4,266    $ 6,489
Leasehold improvements......................................       45        447
                                                              -------    -------
                                                                4,311      6,936
Accumulated depreciation and amortization...................     (773)    (1,908)
                                                              -------    -------
Property and equipment, net.................................  $ 3,538    $ 5,028
                                                              =======    =======

4. EQUIPMENT FINANCING AND RENTAL COMMITMENTS


ViroLogic executed an operating lease agreement in December 1997 for its laboratory and office space. The operating lease provides for two successive extensions of three and four years, respectively. The lease term expires in November 2004.



In January 1998, ViroLogic executed a tenant improvement agreement for the construction of laboratory and office improvements of up to $1.0 million. An additional obligation of approximately $18,300 per month for 83 months commencing February 1998 has been added to the operating lease commitment.



In May and November 1999, ViroLogic entered into two operating lease agreements for two additional facilities. Each lease has a term of 10 years from the lease commencement date of March 2000 and July 2001, respectively. Each of the leases provide for two additional successive five-year extensions at the then-prevailing rate.



In connection with the facility lease executed in May 1999, ViroLogic has a $950,000 deposit which secures a standby letter of credit expiring in August 2000. This balance has been recorded in the balance sheet as "restricted cash".

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


As of December 31, 1999, ViroLogic had $3.5 million of property and equipment financed through long-term equipment financing obligations. The obligations under the equipment financings are secured by the equipment financed, bear interest at a weighted-average fixed rate of approximately 10.4% and are due in monthly installments through November 2002. Some of these equipment financing agreements require a balloon payment at the end of their respective loan terms.


As of December 31, 1999, future minimum lease payments under operating and capital leases and principal payments on equipment loans are as follows:

                                                              OPERATING    EQUIPMENT
                                                               LEASES        LOANS
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
Year ending December 31:
  2000......................................................   $ 1,308      $1,054
  2001......................................................     2,247         823
  2002......................................................     2,961         303
  2003......................................................     3,042          --
  2004......................................................     3,068          --
  Thereafter................................................    15,391          --
                                                               -------      ------
          Total minimum lease and principal payments........   $28,017       2,180
                                                               =======
Amount representing interest................................                  (232)
                                                                            ------
Present value of future payments............................                 1,948
Current portion of equipment financing......................                  (897)
                                                                            ------
Noncurrent portion of equipment financing...................                $1,051
                                                                            ======


Rental expense was approximately $207,000, $827,000 and $851,000 for the years ended December 31, 1997, 1998 and 1999, respectively.


5. STOCKHOLDERS' EQUITY

Convertible Preferred Stock

Convertible preferred stock is issuable in series, with rights and preferences designated by series. The shares designated and outstanding are as follows (in thousands, except per share amounts):

                                                                  "AS-IF"
                                                                 CONVERTED
                                                   ISSUED AND     COMMON     DIVIDEND   CONVERSION   LIQUIDATION
                                      AUTHORIZED   OUTSTANDING    SHARES       RATE       RATIO         VALUE
                                      ----------   -----------   ---------   --------   ----------   -----------
Series B............................     4,500        3,935        2,450      $0.256     0.623         $12,593
Series C............................     9,459        5,814        2,907       0.148     0.500          10,756
                                        ------        -----       ------                               -------
  Total.............................    13,959        9,749        5,357                               $23,349
                                        ======        =====       ======                               =======


The holders of Series B and C preferred stock are entitled to receive noncumulative dividends, when and if declared, at a rate of $0.256 per share, or $0.411 per common share on an as-if converted basis, and $0.148 per share, or $0.296 per common share on an as-if converted basis, per year, respectively, if

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

declared, prior to and in preference to the payment of dividends to holders of common stock. At December 31, 1999, no such dividends had been declared.


Each share of Series B and C preferred stock is convertible into common stock at the option of the holder, subject to adjustments for antidilution purposes. Series B and C preferred shares are automatically converted into common stock at the earlier of (i) the closing of ViroLogic's initial underwritten public offering which is at a price to the public of at least $14.00 per share and which results in aggregate proceeds to ViroLogic of at least $15.0 million or
(ii) a vote or written consent of a majority of the shares of preferred stock then outstanding, voting together as a single class. All preferred shares have voting rights equal to common stock on an as-if-converted basis.


As long as 2,000,000 shares of Series B preferred stock remain outstanding, the holders of Series B preferred stock, voting as a separate class, are entitled to elect two members of the board of directors. The holders of the common stock, voting together as a separate class, shall be entitled to elect three members of the board of directors. The holders of Series B and C preferred stock and common stock, voting together as a class, are entitled to elect the remaining members to the board of directors.


Series B and C preferred stockholders are entitled to receive, upon liquidation, a distribution of $3.20 per share and $1.85 per share, respectively, subject to adjustment for a recapitalization, plus all declared but unpaid dividends, in preference to common stockholders. Thereafter, the remaining assets and funds, if any, shall be distributed among common stockholders.



Deemed Dividend



In November and December 1999, ViroLogic consummated the sale of 1,675,621 shares of Series C convertible preferred stock, or 837,810 shares of common stock at an as-if converted basis, from which ViroLogic received proceeds of approximately $3.1 million or $1.85 per share, or $3.70 per share on an as-if converted basis. At the date of issuance, ViroLogic believed the per share price of $1.85, or $3.70 per share on an as-if converted basis, represented the fair value of the preferred stock. Subsequent to the commencement of ViroLogic's initial public offering process, ViroLogic re-evaluated the fair value of its common stock as of November and December 1999 and deemed it to be $10.50 per share, for financial reporting purposes. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $3.1 million, that has been recorded as a deemed dividend to preferred stockholders in 1999. ViroLogic recorded the deemed dividend at the date of issuance by offsetting charges and credits to additional paid-in-capital, without any effect on total stockholders' equity. The preferred stock dividend increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share for the year ended December 31, 1999. The guidelines set forth in the Emerging Issues Task Force Consensus No. 98-5 limit the amount of the deemed dividend to the amount of the proceeds of the related financing.


Warrants


In connection with the May 1996 sale of Series A preferred stock, ViroLogic issued to four investors warrants to purchase an aggregate of 792,188 shares of Series A preferred stock at a price of $1.84 per share. The warrants expire on May 30, 2001. Pursuant to the conversion of all Series A preferred stock in November 1997, these warrants are now exercisable for 396,094 shares of common stock at an exercise price of $3.68 per share. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


In connection with the loan agreement signed in October 1996, ViroLogic issued the lender a warrant to purchase an aggregate of 11,050 shares of ViroLogic's common stock for $3.68 per share. The warrant expires on October 16, 2002. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.



Pursuant to the operating lease, ViroLogic issued the landlord a warrant to purchase an aggregate of 100,000 shares of Series A preferred stock, which converted into 50,000 shares of common stock, for $8.00 per share. The warrant expires on August 2002. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.



In connection with the loan agreement signed in January 1998, ViroLogic issued the lender a warrant to purchase an aggregate of 34,833 shares of common stock at a price of $8.00 per share. The warrant is exercisable immediately and expires on the later of January 2008 or five years subsequent to an initial public offering. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.



In connection with the tenant improvement financing entered into in August 1998, ViroLogic issued the landlord a warrant to purchase up to an aggregate of 10,000 shares of common stock at a price of $8.00 per share. The warrant term is five years. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.



In connection with the Series B preferred stock issuance in August 1998, ViroLogic issued to Series B investors warrants to purchase up to 15,890 shares of common stock at a price of $0.02 per share. The warrant term is 10 years and was valued at $85,000. ViroLogic issued warrants to purchase 365,000 shares of Series B preferred stock, or 227,232 shares of common stock on an as-if converted basis, at a price of $3.68 per share, or $5.91 per common share on an as-if converted basis. The warrant term is 10 years and was valued at $383,000. The fair values of these warrants were determined using the Black-Scholes option valuation model with the following assumptions: risk free interest rate of 5.5%; term of 10 years; dividend yield of 0%; and expected volatility of ViroLogic's common stock of .01%.


Common Stock Subject to Repurchase


Stock options granted pursuant to the 1996 Stock Plan may be exercised prior to vesting, subject to ViroLogic's right to repurchase at the original exercise price if the holder terminates employment. The right to repurchase lapses over the original option vesting period, which is generally four years. From inception through December 31, 1999, employees purchased 344,250 shares of common stock, of which 66,417 shares are unvested and remain subject to repurchase. ViroLogic has repurchased 41,040 shares in accordance with its repurchase rights.


Stock Option and Stock Award to Chief Executive Officer


Pursuant to the employment agreement with the chief executive officer, ViroLogic granted:



  - a stock award of 150,000 shares of fully-vested common stock. ViroLogic recorded compensation expense of $555,000 for this award in 1999, representing the fair value of the common stock on the grant date



  - an incentive stock option under the Plan covering 150,000 shares of common stock at an exercise price of $3.14. This option vested as to 30,000 shares on December 31, 1999 and as to an additional

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


     2,500 shares at the end of each month thereafter. Deferred compensation of $1.1 million was recorded on the date of grant. The amount will be recognized ratably over the vesting period



  - a non-statutory stock option, granted outside of the Plan, covering 250,000 shares of common stock at an exercise price of $3.14 per share. This option vests 25% after the first year of employment and the remaining 75% in equal monthly installments over the next three years, and may be exercised prior to vesting. Virologic recorded deferred compensation of $1.8 million on the date of grant. The amount will be recognized ratably over the vesting period



  - a non-statutory stock option, granted outside of the Plan, covering 250,000 shares of common stock at an exercise price of $3.14 per share. Virologic recorded deferred compensation of $1.8 million on the date of grant and such amount will be amortized over the five-year period unless the milestones below are achieved. This option vests 100% after five years of employment, unless either one of the following occurs before that date:



     - a merger or acquisition or initial public offering where the per share valuation of common stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest, or



     - when product revenue for any fiscal year exceeds $20.0 million, in which case 125,000 shares shall immediately vest



The chief executive officer may exercise any of these options prior to vesting by either cash or by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in our control or liquidation, the chief executive officer is terminated without cause or resigns for good reason.


Stock Option Plans


On May 20, 1996, ViroLogic's board of directors and stockholders adopted the 1996 Stock Plan, which was amended and restated and renamed the 2000 Equity Incentive Plan in February 2000. This Plan provides for the granting of options to purchase common stock and other stock awards to employees, officers, directors and consultants of ViroLogic. ViroLogic generally grants shares of common stock for issuance under this Plan at no less than the fair value of the stock on the grant date; however, management is permitted to grant non-statutory stock options at a price not lower than 85% of the fair value of common stock on the date of grant. Options granted under this Plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

A summary of activity under the Plan is as follows:


                                                           OUTSTANDING STOCK OPTIONS/STOCK RIGHTS
                                                           --------------------------------------
                                                                                WEIGHTED-AVERAGE
                                       SHARES AVAILABLE    NUMBER OF SHARES      PRICE PER SHARE
                                       ----------------    -----------------    -----------------
Balances at December 31, 1996........       190,000              22,500               $0.32
  Additional shares authorized.......       375,000                  --                  --
  Options/rights granted.............      (305,800)            305,800                1.36
  Options/rights exercised...........            --            (110,499)               0.66
  Options/rights forfeited...........         2,501              (2,501)               0.32
                                           --------            --------
Balances at December 31, 1997........       261,701             215,300                1.62
  Options/rights granted.............      (170,880)            170,880                3.98
  Options/rights exercised...........            --             (15,000)               0.38
  Options/rights forfeited...........        14,250             (14,250)               0.98
  Options/rights repurchased.........        41,040                  --                0.32
                                           --------            --------
Balances at December 31, 1998........       146,111             356,930                2.83
  Additional shares authorized.......       375,000                  --                  --
  Options/rights granted.............      (519,675)            519,675                3.98
  Options/rights exercised...........            --             (31,254)               2.04
  Options/rights forfeited...........       104,484            (104,484)               2.68
  Options/rights repurchased.........         6,250                  --                3.20
                                           --------            --------
Balances at December 31, 1999........       112,170             740,867                3.69
                                           ========            ========



In connection with options granted in 1999, ViroLogic recorded deferred stock-based compensation of $4,968,000, representing the difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant. The amount is being amortized over the vesting period for the individual options. Amortization of deferred stock-based compensation of $490,000 was recognized during 1999. In addition, ViroLogic recorded stock-based compensation of $48,000 in 1999 for services rendered by non-employees.



In January and February 2000, ViroLogic granted employees additional stock options to purchase 199,193 shares of common stock at $3.70 per share. ViroLogic will record additional deferred stock compensation of approximately $1.6 million in the quarter ending March 31, 2000 to account for the difference between the exercise price of these employee grants and the deemed fair value for financial reporting purposes of our common stock on the date of grant.



In January and February 2000, ViroLogic also granted non-employees options to purchase 45,000 common shares at $3.70 per share. ViroLogic will recognize general and administrative expense related to non-employee stock options over the respective consultants' service periods, and that expense will be based on the fair value of the stock option using the Black Scholes option valuation model. The aggregate value of $383,000, is based on the fair value of ViroLogic's common stock as of February 29, 2000, will be recorded over the period of the related services, which is generally three months to four years. That value may be periodically remeasured as the underlying options vest.



Options were exercisable to purchase 68,291 shares, at a weighted-average exercise price of $1.58 per share, and 161,035 shares, at a weighted-average exercise price of $3.08 per share, at December 31, 1998 and 1999, respectively.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

The following table summarizes information about the stock options outstanding under the Plan at December 31, 1999:


                                                       OUTSTANDING OPTIONS
                                   ------------------------------------------------------------
                                   NUMBER OF    WEIGHTED-AVERAGE REMAINING    NUMBER OF OPTIONS
         EXERCISE PRICE             OPTIONS          CONTRACTUAL LIFE            EXERCISABLE
         --------------            ---------    --------------------------    -----------------
$0.32............................     5,000                6.75                      5,000
 0.64............................    39,000                7.30                     25,182
 0.80............................    12,500                7.59                      9,375
 3.14............................   326,050                9.85                     31,430
 3.20............................   118,780                8.26                     51,907
 5.40............................   239,537                9.19                     38,141
                                    -------                                        -------
                                    740,867                9.19                    161,035
                                    =======                                        =======


Pro Forma Information


SFAS 123 requires pro forma information regarding net loss, which has been determined as if ViroLogic accounted for its employee stock options under the fair value method of SFAS 123. ViroLogic estimates the fair value of these options at the date of grant using the minimum value method with the following weighted-average assumptions: risk-free interest rate of 5.5% for grants made in 1998 and 1999; a weighted-average expected life of the option from grant date of four years; and a dividend yield of zero in 1998 and 1999. The weighted-average fair value of stock options granted in 1998 and 1999 was $4.34 and $3.98, respectively.



For pro forma purposes, the estimated fair value of ViroLogic's stock-based awards to its employees is amortized ratably over the options vesting period. ViroLogic's pro forma information is as follows:



                                                                 DECEMBER 31,
                                                       ---------------------------------
                                                         1997        1998        1999
                                                       --------    --------    ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                   AMOUNTS)
As reported:
  Net loss...........................................  $(3,137)    $(8,054)    $(20,240)
                                                       =======     =======     ========
  Net loss per common share..........................  $ (1.21)    $ (1.71)    $  (4.24)
                                                       =======     =======     ========
Proforma:
  Net loss...........................................  $(3,162)    $(8,153)    $(20,491)
                                                       =======     =======     ========
  Net loss per common share..........................  $ (1.22)    $ (1.73)    $  (4.29)
                                                       =======     =======     ========



Because the SFAS No. 123 method of accounting has not been applied to options granted prior to 1996 and the vesting period of option grants is four years, the above pro forma effect may not be representative of the pro forma effect to be expected in future years.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999

Reserved Shares

As of December 31, 1999, ViroLogic had reserved shares of common stock for future issuance as follows:

                                                              SHARES RESERVED
                                                              ---------------
                                                              (IN THOUSANDS)
Stock options...............................................       1,353
Warrants....................................................         745
Preferred stock.............................................       5,357
                                                                   -----
                                                                   7,455
                                                                   =====

6. 401(K) PLAN


During 1996, ViroLogic adopted a 401(k) Plan, and matching contributions in the form of ViroLogic common shares equaling 2.5% of the employee's contributions to the 401(k) Plan were made by ViroLogic in both 1996 and 1997. ViroLogic amended the Plan in 1998 to increase the matching percentage to 5%. The matching contribution vests ratably over four years. ViroLogic recorded compensation expense of $37,000 in 1999. ViroLogic has issued an aggregate of 8,254 shares under the 401(k) Plan through December 31, 1999.


7. INCOME TAXES


As of December 31, 1999 and 1998, ViroLogic had federal and state net operating loss carryforwards of approximately $27.3 million and $13.8 million, respectively. ViroLogic also had research and other tax credit carryforwards of approximately $1.0 million. The federal net operating loss and credit carryforwards will expire at various dates beginning in the year 2010 through 2019, if not utilized. The State of California net operating losses will start to expire in the year 2003, if not utilized.


Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. Significant components of ViroLogic's deferred tax assets for federal and state income taxes are as follows:


                                                                 DECEMBER 31,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
                                                                (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 4,700    $ 10,100
  Research and other credits................................      300       1,000
  Capitalized research and development......................      100         400
  Other.....................................................      300         200
                                                              -------    --------
Total deferred tax assets...................................    5,400      11,700
Valuation allowance.........................................   (5,400)    (11,700)
                                                              -------    --------
Net deferred taxes..........................................  $    --    $     --
                                                              =======    ========


Due to ViroLogic's lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2.0 million, $3.4 million and $6.3 million during the years ended December 31, 1997, 1998 and 1999, respectively.


8. LEGAL MATTER


On August 12, 1998, a former officer and stockholder filed a complaint against ViroLogic. In November 1999, ViroLogic settled the claim. The settlement included a cash payment of $225,000 and the right to retain 100,000 shares of ViroLogic's common stock that ViroLogic previously had a right to repurchase. The right to retain the shares triggered a new measurement date for accounting purposes. In 1999, ViroLogic recorded $1.9 million of legal fees and settlement related costs, including the non-cash charge related to the retained common stock.


9. SUBSEQUENT EVENTS (UNAUDITED)

In January 2000, ViroLogic's board of directors authorized management to file a registration statement with the Securities and Exchange Commission to permit ViroLogic to sell its common stock to the public.


In January and February 2000, ViroLogic consummated the sale of an additional 8,461,645 shares of Series C convertible preferred stock, or 4,230,823 shares of common stock on an as-if converted basis, from which ViroLogic received proceeds of approximately $15.7 million or $1.85 per share, or $3.70 per share on an as-if converted basis.



At the date of issuance, ViroLogic believed the per share price of $1.85, or $3.70 per share on an as if converted basis, represented the fair value of the preferred stock. Subsequent to the commencement of the initial public offering process, ViroLogic re-evaluated the fair value of its common stock as of January and February 2000 and deemed it to be $11.90 per share. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $15.7 million which will be recorded as a deemed dividend to preferred stockholders in the quarter ending March 31, 2000 by offsetting charges and credits to additional paid-in capital without any effect on total stockholders' equity. The preferred stock dividend will increase the net loss allocable to common stockholders in the calculation of basic and diluted net loss per common share in

                                VIROLOGIC, INC.

                               DECEMBER 31, 1999


the quarter ending March 31, 2000. The amount of the deemed dividend is limited to the amount of the proceeds of the related financing pursuant to the guidelines set forth in the Emerging Issues Task Force Consensus No. 98-5.



In February 2000, the board of directors amended and restated the 1996 Stock Plan, which was renamed the 2000 Equity Incentive Plan, and increased the shares reserved for issuance by an additional 3,000,000 shares, subject to stockholder approval. In February 2000, ViroLogic granted stock options to employees and non-employees to purchase 244,193 shares of common stock at an exercise price of $3.70 per share. ViroLogic will record additional deferred compensation of $1.6 million in the quarter ending March 31, 2000 related to the employee stock option grants.



In February 2000, the board of directors adopted, subject to stockholder approval, the 2000 Employee Stock Purchase Plan. ViroLogic has reserved a total of 500,000 shares of common stock for issuance under the 2000 Purchase Plan. The 2000 Purchase Plan permits eligible employees to acquire shares of ViroLogic's common stock through payroll deductions of up to 15% of their base compensation. The initial offering period will begin on the effective date of the initial public offering.


In February 2000, the board of directors approved a one for two reverse split of its common stock. All common stock, options and warrants to purchase common stock and per share amounts in the accompanying financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

--------------------------------------------------------------------------------

                                [ViroLogic LOGO]

                                VIROLOGIC, INC.


                                5,000,000 SHARES


                                  COMMON STOCK

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------

                                             , 2000

                               CIBC WORLD MARKETS
                                  ING BARINGS
                          PRUDENTIAL VECTOR HEALTHCARE
                        A UNIT OF PRUDENTIAL SECURITIES

--------------------------------------------------------------------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.


UNTIL             , 2000 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


Registration fee............................................  $   24,288
NASD filing fee.............................................      10,000
Nasdaq National Market listing fee..........................      80,000
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     550,000
Accounting fees and expenses................................     350,000
Blue Sky fees and expenses..................................      10,000
Transfer agent and registrar fees...........................      12,000
Directors' and officers' insurance..........................     325,000
Miscellaneous...............................................     138,712
                                                              ----------
     Total..................................................  $1,700,000
                                                              ==========


---------------------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


Under Section 145 of the General Corporation Law of Delaware (the "Delaware Law"), we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

Our certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require us to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to
Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and, with respect to any criminal action, had no reasonable cause to believe their conduct was unlawful. We believe that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or the best interests of our stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

We have entered into indemnity agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was one of our directors or executive officers or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since inception, we have sold and issued the following unregistered securities:

          (a) On February 7, 1996 we issued and sold 2,037,500 shares of common stock for an aggregate purchase price of $4,075.00 to three of our founders, four consultants and three accredited investors. For these issuances we relied on the exemptions provided by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (b) On May 9, 1996 we issued and sold 12,500 shares of common stock for an aggregate purchase price of $25.00 to one of our consultants. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (c) On May 23, 1996 we issued and sold 2,689,846 shares of Series A preferred stock for an aggregate purchase price of $4,303,753.60 to 36 accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (d) On May 23, 1996 we issued warrants to purchase 792,188 shares of Series A preferred stock at an exercise price purchase price of $1.84 per share to four accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (e) On August 26, 1996 we issued and sold 92,500 shares of common stock to three of our employees for an aggregate purchase price of $29,600.00. For these issuances we relied on the exemption provided by
     Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (f) On September 17, 1996 we issued and sold 43,750 shares of Series A preferred stock for a purchase price of $70,000.00 to the Notkin Living Trust, an accredited investor. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (g) In September and October 1996 we issued and sold 145,000 shares of common stock to six of our employees for an aggregate purchase price of $46,400.00. For these issuances we relied on the exemption provided by
     Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (h) On October 16, 1996 we issued a warrant to purchase 11,050 shares of common stock at an exercise price of $3.68 per share to Lease Management Services, Inc. For these issuances we relied on the exemption provided by
     Section 4(2) of the Securities Act.

          (i) On December 31, 1996 we issued 2,206 shares of common stock to the ViroLogic, Inc. 401(k) Profit Sharing Plan for an aggregate of $706.08. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (j) On March 3, 1997 we issued and sold 25,000 shares of common stock to one of our employees for an aggregate purchase price of $8,000.00. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (k) On May 2, 1997 we issued and sold 2,674,216 shares of Series A preferred stock for an aggregate purchase price of $4,278,745.60 to 35 accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (l) In August and September 1997 we issued and sold 81,750 shares of common stock to one of our employees for a purchase price of $64,320.00. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (m) On August 22, 1997 we issued a warrant to purchase 100,000 shares of Series A preferred stock at an exercise price of $4.00 per share to Britannia Pointe Grand Limited Partnership. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (n) On December 31, 1997 we issued and sold 625 shares of common stock to the ViroLogic, Inc. 401(k) Profit Sharing Plan for an aggregate of $2,001.60. For these issuances we relied on the exemption provided by
     Section 4(2) of the Securities Act.

          (o) On January 30, 1998 we issued a warrant to purchase 34,833 shares of common stock at an exercise price of $8.00 per share to MMC/GATX Partnership No. 1. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (p) In August 1998, we issued a warrant to purchase 10,000 shares of common stock at an exercise price of $8.00 per share to Britannia Pointe Grand Limited Partnership. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (q) On August 25, 1998 we issued warrants to purchase 15,890 shares of common stock at an exercise price purchase price of $0.02 per share to 19 accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (r) On August 25, 1998 we issued and sold 3,935,158 shares of Series B preferred stock for an aggregate purchase price of $12,592,505.60 to 13 accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (s) On August 25, 1998 we issued warrants to purchase 365,000 shares of Series B preferred stock at an exercise price purchase price of $3.68 per share to two accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.

          (t) On December 31, 1998 we issued and sold 1,376 shares of common stock to the ViroLogic, Inc. 401(k) Profit Sharing Plan for an aggregate of $7,430.40. For these issuances we relied on the exemption provided by
     Section 4(2) of the Securities Act.

          (u) On August 23, 1999 we issued and sold 4,138,486 shares of Series C preferred stock for an aggregate purchase price of $7,656,199.10 to 21 accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          (v) On September 29, 1999 we issued and sold 150,000 shares of our common stock as a stock bonus award to William D. Young. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

          (w) In November and December 1999 we issued and sold 1,675,621 shares of Series C preferred stock for an aggregate purchase price of $3,099,898.85 to four accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          (x) On December 31, 1999 we issued and sold 4,046 shares of common stock to the ViroLogic, Inc. 401(k) Profit Sharing Plan for an aggregate of $12,704.44. For these issuances we relied on the exemption provided by
     Section 4(2) of the Securities Act.

          (y) In January and February 2000 we issued and sold 8,461,630 shares of Series C preferred stock for an aggregate purchase price of $15,654,015 to 42 accredited investors. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder.

          (z) We have a program of granting a single share of our common stock to children born to our employees. Under this program we have granted one share to each of five children of our employees. For these issuances we rely on the exemption provided by Section 4(2) of the Securities Act.


          (aa) From time to time since inception, we have issued and sold shares of our common stock to employees and consultants upon exercise of stock options held by them. As of March 24, 2000, we had issued a total of 43,753 shares of common stock as a result of these exercises for an aggregate exercise price of $47,616.28. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.



          (bb) Since inception we have issued and sold 12 shares of our common stock and 3,000 shares of our Series A preferred stock upon exercise of outstanding warrants. For these issuances we relied on the exemption provided by Section 4(2) of the Securities Act.


The recipients of the above-mentioned securities represented their intention to acquire the securities for investment only and not with a view to distribution thereof. Appropriate legends were affixed to the stock certificates in such transactions. All recipients had adequate access, through employment or other relationships, to information about us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits.


EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1     Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation, as
         currently in effect.(2)
 3.2     Bylaws, as currently in effect.(2)
 3.3     Amended and Restated Certificate of Incorporation, to be
         filed and become effective prior to the closing of this
         offering.(2)
 3.4     Bylaws, to become effective prior to the closing of this
         offering.(2)
 3.5     Amended and Restated Certificate of Incorporation, to be
         filed and become effective after the closing of this
         offering.(2)
 4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
 4.2     Specimen Stock Certificate.
 4.3     Amended and Restated Investors Rights Agreement by and among the Company and certain stockholders of the Company dated
         August 23, 1999.(2)
 4.4     Form of Indemnity Agreement between the Company and its
         directors and officers.(2)
 4.5     Warrant Agreement by and between ViroLogic and Lease
         Management Services, Inc. dated as of October 16, 1996.(2)
 4.6     Warrant Agreement by and between ViroLogic and MMC/GATX
         Partnership No. 1 dated as of January 30, 1998.(2)
 4.7     Form of Warrant to purchase Common Stock.(2)
 4.8     Form of Warrant to purchase Common Stock.(2)
 4.9     Form of Warrant to Series A Preferred Stock.(2)
 4.10    Form of Warrant to Series A Preferred Stock.(2)
 4.11    Form of Warrant to Series B Preferred Stock.(2)
 4.12    2000 Equity Incentive Plan.(2)
 4.13    Form of Stock Option Agreement under the 2000 Equity
         Incentive Plan for options granted prior to the
         effectiveness of this Registration Statement.(2)
 4.14    Form of Stock Option Agreement Pursuant to the 2000 Equity
         Incentive Plan for options granted after the effectiveness of this Registration Statement.(2)
 4.15    2000 Employee Stock Purchase Plan and related offering
         documents.
 5.1     Opinion of Cooley Godward LLP.
10.1+    Agreement with Roche Molecular Systems, Inc. dated July 29,
         1997.(2)
10.2     Office Lease by and between ViroLogic and Oyster Point Tech
         Center LLC dated as of May 25, 1999.(2)

EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
10.3     Office Lease by and between ViroLogic and Trammell Crow
         Northern California Development, Inc. dated as of November
         23, 1999.(2)
10.4     Equipment Financing Agreement by and between ViroLogic and
         Lease Management Services, Inc. dated as of October 16,
         1996.(2)
10.5     Loan and Security Agreement by and between ViroLogic and
         MMC/GATX Partnership No. 1 dated as of January 30, 1998.(2)
10.6     Employment Agreement by and between ViroLogic and William D.
         Young dated September 29, 1999.(2)
10.7     Employment Agreement by and between ViroLogic and Martin H.
         Goldstein dated           , 1996.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.3     Consent of Cooley Godward LLP. Reference is made to Exhibit
         5.1(1)
24.1     Power of Attorney. Reference is made to page II-6.
27       Financial Data Schedule.


---------------------------
(1) To be filed by amendment.

(2) Previously filed.


 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497 (h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, County of San Mateo, State of California, on March 27, 2000.


                                          By:     /s/ WILLIAM D. YOUNG
                                            ------------------------------------
                                                      William D. Young
                                                  Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                     DATE
                      ---------                                    -----                     ----
                /s/ WILLIAM D. YOUNG                      Chief Executive Officer         March 27, 2000
-----------------------------------------------------          and Chairman
                  William D. Young                     (Principal Executive Officer;
                                                          Principal Financial and
                                                            Accounting Officer)

                          *                               President and Director          March 27, 2000
-----------------------------------------------------
                 Martin H. Goldstein

                          *                                      Director                 March 27, 2000
-----------------------------------------------------
                 Richard M. Beleson

                          *                                      Director                 March 27, 2000
-----------------------------------------------------
                     Anders Hove

                          *                                      Director                 March 27, 2000
-----------------------------------------------------
                   Cristina Kepner

                          *                                      Director                 March 27, 2000
-----------------------------------------------------
                  Albert L. Zesiger

              *By: /s/ WILLIAM D. YOUNG
  ------------------------------------------------
                 (William D. Young)
                 (Attorney-in-fact)

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                     DESCRIPTION OF DOCUMENT
-------                    -----------------------
 1.1     Form of Underwriting Agreement.
 3.1     Amended and Restated Certificate of Incorporation, as
         currently in effect.(2)
 3.2     Bylaws, as currently in effect.(2)
 3.3     Amended and Restated Certificate of Incorporation, to be
         filed and become effective prior to the closing of this
         offering.(2)
 3.4     Bylaws, to become effective prior to the closing of this
         offering.(2)
 3.5     Amended and Restated Certificate of Incorporation, to be
         filed and become effective after the closing of this
         offering.(2)
 4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.
 4.2     Specimen Stock Certificate.
 4.3     Amended and Restated Investors Rights Agreement by and among the Company and certain stockholders of the Company dated
         August 23, 1999.(2)
 4.4     Form of Indemnity Agreement between the Company and its
         directors and officers.(2)
 4.5     Warrant Agreement by and between ViroLogic and Lease
         Management Services, Inc. dated as of October 16, 1996.(2)
 4.6     Warrant Agreement by and between ViroLogic and MMC/GATX
         Partnership No. 1 dated as of January 30, 1998.(2)
 4.7     Form of Warrant to purchase Common Stock.(2)
 4.8     Form of Warrant to purchase Common Stock.(2)
 4.9     Form of Warrant to Series A Preferred Stock.(2)
 4.10    Form of Warrant to Series A Preferred Stock.(2)
 4.11    Form of Warrant to Series B Preferred Stock.(2)
 4.12    2000 Equity Incentive Plan.(2)
 4.13    Form of Stock Option Agreement under the 2000 Equity
         Incentive Plan for options granted prior to the
         effectiveness of this Registration Statement.(2)
 4.14    Form of Stock Option Agreement Pursuant to the 2000 Equity
         Incentive Plan for options granted after the effectiveness of this Registration Statement.(2)
 4.15    2000 Employee Stock Purchase Plan and related offering
         documents.
 5.1     Opinion of Cooley Godward LLP.
10.1+    Agreement with Roche Molecular Systems, Inc. dated July 29,
         1997.(2)
10.2     Office Lease by and between ViroLogic and Oyster Point Tech
         Center LLC dated as of May 25, 1999.(2)
10.3     Office Lease by and between ViroLogic and Trammell Crow
         Northern California Development, Inc. dated as of November
         23, 1999.(2)
10.4     Equipment Financing Agreement by and between ViroLogic and
         Lease Management Services, Inc. dated as of October 16,
         1996.(2)
10.5     Loan and Security Agreement by and between ViroLogic and
         MMC/GATX Partnership No. 1 dated as of January 30, 1998.(2)
10.6     Employment Agreement by and between ViroLogic and William D.
         Young dated September 29, 1999.(2)
10.7     Employment Agreement by and between ViroLogic and Martin H.
         Goldstein dated           , 1996.
23.1     Consent of Ernst & Young LLP, Independent Auditors.
23.3     Consent of Cooley Godward LLP. Reference is made to Exhibit
         5.1(1)
24.1     Power of Attorney. Reference is made to page II-6.
27       Financial Data Schedule.


---------------------------
(1) To be filed by amendment.


(2) Previously filed.


 + Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.